UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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CADENCE BANCORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

March 26, 2021

Dear Stockholder:

On behalf of the Board of Directors and management of Cadence Bancorporation (the “Company”), I am pleased to invite you to the 2021 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be conducted in a virtual meeting format only, via live webcast on the Internet, on Thursday, May 6, 2021 at 1:00 p.m., Central Time. I believe that the Company has responded admirably to the COVID-19 pandemic, and the virtual format of the Annual Meeting is one part of our attempt to promote the safety of our stockholders, employees and community.

As described in more detail in the accompanying Notice of Annual Meeting and Proxy Statement, the formal business to be conducted at the Annual Meeting is:

1.	The election of the four directors named in this Proxy Statement as Class I directors, each to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders;

2.	An advisory vote on the compensation of our named executive officers;

3.	The ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2021; and

4.	Such other business as properly may come before the Annual Meeting or any adjournments or postponements thereof.

Certain members of our Board of Directors and senior officers, as well as representatives from our independent registered public accounting firm, will be available to respond to appropriate questions from stockholders.

Your vote is important. Whether or not you plan to participate in the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or vote electronically using the Internet voting procedures described on the proxy card at your earliest convenience.

Thank you for your continued support of Cadence Bancorporation.

Sincerely,

Paul B. Murphy, Jr. Chairman and Chief Executive Officer

CADENCE BANCORPORATION

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 6, 2021

NOTICE HEREBY IS GIVEN that the 2021 Annual Meeting of Stockholders of Cadence Bancorporation will be conducted virtually, via live webcast on the Internet, on Thursday, May 6, 2021 at 1:00 p.m., Central Time, for the purpose of considering and voting upon:

1.	The election of the four directors named in this Proxy Statement as Class I directors, each to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders;

2.	An advisory vote on the compensation of our named executive officers;

3.	The ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2021; and

4.

Such other business as properly may come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The Board of Directors has fixed the close of business on March 12, 2021, as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

A complete list of the stockholders of the Company as of March 12, 2021, will be available for inspection by stockholders of the Company during the ten days prior to the meeting. You may send a written request to the Secretary at our corporate headquarters if you desire to examine the stockholder list, and we will make arrangements to accommodate your request. If you desire to examine the stockholder list during the Annual Meeting, you may send an e-mail at that time to Danielle Kernell at danielle.kernell@cadencebank.com.

If you hold your shares of common stock through a broker or nominee and you plan to participate in the Annual Meeting, you will need to follow the instructions below to obtain a control number from Continental Stock Transfer & Trust Company. Please allow at least 72 hours prior to the meeting for the processing of such a request.

WHETHER OR NOT YOU EXPECT TO PARTICIPATE IN THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS. YOU MAY VOTE BY INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD) OR BY MAIL.

By order of the Board of Directors,

Jerry W. Powell
Executive Vice President, General Counsel and Secretary

Houston, Texas

March 26, 2021

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on May 6, 2021:

Our Proxy Statement, 2020 Annual Review and Annual Report on Form 10-K for the year ended December 31, 2020 are available at www.cstproxy.com/cadencebank/2021.

CADENCE BANCORPORATION

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD THURSDAY, MAY 6, 2021

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board”) of Cadence Bancorporation (“Cadence” or the “Company”), a Delaware corporation, of proxies to be voted at the 2021 Annual Meeting of Stockholders of the Company and at any adjournment of such meeting (the “Annual Meeting”).

The Company has mailed or e-mailed to its stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you are a registered stockholder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, New York 10004-1561, toll free at (888) 266-6791, or via www.cstproxyvote.com. You may do the same as a beneficial stockholder by calling the broker or nominee where your shares are held.

The Company completed the initial public offering of shares of its common stock (the “IPO”) in April 2017 and is a publicly traded financial holding company with its shares of Class A common stock, par value $0.01 per share, listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “CADE.”

When used in this Proxy Statement, the terms “Cadence,” “we,” “our,” “us” and the “Company” refer to Cadence Bancorporation, a Delaware corporation, and its consolidated subsidiaries, including Cadence Bank, National Association. All references in this Proxy Statement to “Cadence Bank” or the “Bank” refer to Cadence Bank, National Association, our wholly owned bank subsidiary. The term “fiscal year” refers to our fiscal year, which is based on a 12-month period ending December 31 of each year (e.g., fiscal year 2020 refers to the 12-month period ended December 31, 2020).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials?

We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Cadence Bancorporation, of proxies to be voted at the Company’s Annual Meeting. You are receiving this Proxy Statement because you were a Cadence Bancorporation stockholder as of the close of business on March 12, 2021, the record date for the Annual Meeting. This Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, May 6, 2021 at 1:00 p.m., Central Time, via live webcast on the Internet. There will be no in-person location for the Annual Meeting.

How do I participate in the virtual Annual Meeting?

If your shares of our common stock are registered directly in your name with Continental Stock Transfer & Trust (“Continental Stock Transfer”), our stock transfer agent, you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may attend the Annual Meeting by visiting the virtual meeting website located at www.cstproxy.com/cadencebank/2021 and entering the 12-digit control number that you received on your proxy card or notice. If you do not have your control number, contact Continental Stock Transfer either by phone at (917) 262-2373 or by e-mail at proxy@continentalstock.com.

You can pre-register to attend the Annual Meeting starting on May 3, 2021 at 9:00 a.m., Central Time, by visiting www.cstproxy.com/cadencebank/2021 and clicking on the link to pre-register. You will need to enter your control number, name and e-mail address. Pre-registration is recommended but not required for stockholders of record. Once you pre-register, you can vote or submit questions by typing in the “Submit a Question” box on the virtual meeting website. At the start of the Annual Meeting, you will need to once again log in using your control number. You will be prompted to enter your control number if you vote during the meeting.

If your shares of our common stock are held in a stock brokerage account or by a bank, broker or other nominee, the bank, broker or other nominee is considered the record holder of those shares. You are considered the beneficial owner of those shares, and your shares are held in “street name.” In order to attend the Annual Meeting as a beneficial owner of our stock held in street name, you will need to contact Continental Stock Transfer to receive a control number. If you plan to vote during the meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join the meeting but do not intend to vote, Continental Stock Transfer will issue you a guest control number with proof of ownership. Either way, you must contact Continental Stock Transfer for specific instructions on how to receive a control number. Continental Stock Transfer can be contacted at the number or e-mail address above. Please allow at least 72 hours prior to the meeting for the processing of such a request.

The Company intends the virtual meeting format to approximate an in-person experience for our stockholders. During the Annual Meeting, stockholders may submit questions by typing in the “Submit a Question” box on the virtual meeting website. Our administrator will review all questions submitted during the Annual Meeting, and we intend to answer pertinent questions submitted, as time permits. The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. You should ensure that you have a strong Internet or telephone connection, as applicable, wherever you intend to participate in the Annual Meeting, and you should allow plenty of time to log in or call in and ensure that you can hear audio prior to the start of the Annual Meeting.

If you do not have Internet capabilities, you can listen to the virtual meeting by telephone (but will not have the ability to vote or submit questions) by calling the following numbers and entering the passcode when prompted:

•	Within the U.S. or Canada: (877) 770-3647 (toll-free); passcode 94091731#

•	Outside of the U.S. and Canada: (312) 780-0854 (standard rates apply); passcode 94091731#

A replay of the Annual Meeting will be available on the virtual meeting website until May 6, 2022.

What is the purpose of the Annual Meeting?

During the Annual Meeting, stockholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including (1) the election of Paul B. Murphy, Jr., Precious W. Owodunni, Marc J. Shapiro and J. Thomas Wiley, Jr. as Class I directors, each to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders, (2) an advisory vote on the compensation of our named executive officers and (3) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

Who may vote during the Annual Meeting?

Only record holders of our Class A common stock as of the close of business on March 12, 2021 (the “Record Date”) will be entitled to vote during the Annual Meeting. On the Record Date, the Company had outstanding 124,457,864 shares of Class A common stock. Each outstanding share of common stock entitles the holder to one vote.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if the holders of a majority of the shares of Class A common stock outstanding on the Record Date and entitled to vote on a matter at the Annual Meeting are represented, by virtual attendance or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “withhold” or “abstain,” or returned without voting instructions, are counted as present and entitled to vote for the purpose of determining whether a quorum is present at the Annual Meeting. If shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as represented at the Annual Meeting for the purpose of determining whether a quorum is present at the Annual Meeting.

How are votes counted?

Stockholder Voting Generally

Each stockholder entitled to vote at the Annual Meeting will be entitled to one vote for each share of stock held by such stockholder as of the Record Date, which has voting power upon the matter in question.

Proposal 1: Election of Paul B. Murphy, Jr., Precious W. Owodunni, Marc J. Shapiro and J. Thomas Wiley, Jr. as Class I Directors.

A plurality of the votes cast are required for the election of each of Paul B. Murphy, Jr., Precious W. Owodunni, Marc J. Shapiro and J. Thomas Wiley, Jr. as a Class I director. This means that the four nominees with the highest number of votes cast “for” their election will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Based on the plurality voting standard, votes to withhold and broker non-votes will not affect the outcome of this matter. Brokers, as nominees for the beneficial owners, may not exercise discretion in voting on this matter and may only vote on this proposal as instructed by the beneficial owners of the shares.

An uncontested director is required to promptly tender to the Chairman of the Board of Directors an irrevocable contingent resignation in the event that the number of “withhold” votes with respect to such director’s election or re-election exceeds the number of “for” votes. The Nominating and Corporate Governance Committee of the Board is required to consider on an expedited basis such director’s tendered resignation and make a recommendation to the Board concerning the acceptance or rejection of the tendered resignation. The Board is required to take formal action on the committee’s recommendation expeditiously following receipt, and the Company will publicly disclose the Board’s decision and, if applicable, its reasoning for rejecting the tendered resignation.

Proposal 2: Advisory vote on the compensation of our named executive officers.

Approval of this proposal requires the affirmative vote of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on this matter at the Annual Meeting. Abstentions will have the same effect as “against” votes. Brokers, as nominees for the beneficial owners, may not exercise discretion in voting on this matter, and the resulting broker non-votes will not affect the result of the vote.

Proposal 3: Ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2021.

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the shares present by virtual attendance or represented by proxy and entitled to vote on this matter at the Annual Meeting. Abstentions will have the same effect as “against” votes. Your broker, as a nominee for you as the beneficial owner, may exercise discretion to vote on this proposal without instruction from you, so broker non-votes are not expected to result from this proposal.

How do I submit my vote?

If you are a stockholder of record, you can vote by:

•	virtually attending the Annual Meeting and voting during the meeting;

•	signing, dating and mailing in your proxy card; or

•	visiting www.cstproxy.com/cadencebank/2021 and following the instructions.

If you vote on the Internet before the Annual Meeting, you do not need to return your proxy card or voting instruction card. Internet voting for stockholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 5, 2021.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

What do I do if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

Can I change or revoke my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may change your vote by:

•	voting during the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote on the Internet; or

•	delivering written notice of revocation to our Secretary by mail at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

Who will count the votes?

Jerry W. Powell, Executive Vice President, General Counsel and Secretary of the Company, and Allison O. Skinner, Deputy General Counsel and Assistant Secretary of the Company, will act as inspectors of election at the Annual Meeting and will count the votes.

Will my vote be kept confidential?

Yes. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are available only to the Company and its inspectors, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

The Company pays all of the costs of preparing, mailing, delivering electronically and soliciting proxies in connection with this Proxy Statement. In addition to soliciting proxies through the mail or electronic delivery by means of this Proxy Statement, we may solicit proxies through our directors, officers and employees in person and by telephone, facsimile, mail or e-mail. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request.

What are the Board’s recommendations as to how I should vote on each proposal?

The Board recommends a vote:

•

FOR the election of Paul B. Murphy, Jr., Precious W. Owodunni, Marc J. Shapiro and J. Thomas Wiley, Jr. as Class I directors, each to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders;

•	FOR the approval of the advisory vote on the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

How will my shares be voted if I sign, date and return my proxy card?

If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•

FOR the election of Paul B. Murphy, Jr., Precious W. Owodunni, Marc J. Shapiro and J. Thomas Wiley, Jr. as Class I directors, each to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders;

•	FOR the approval of the advisory vote on the compensation of our named executive officers; and

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

With respect to any other business that may properly come before the Annual Meeting, or any adjournment of the Annual Meeting, that is submitted to a vote of the stockholders, including whether or not to adjourn the Annual Meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.

How will broker non-votes be treated?

A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. Shares for which brokers have not received instructions from their customers will only be permitted to vote on the following proposal:

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

Shares for which brokers have not received instructions from their customers will not be permitted to vote on the following proposals:

•

The election of Paul B. Murphy, Jr., Precious W. Owodunni, Marc J. Shapiro and J. Thomas Wiley, Jr. as Class I directors, each to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders; and

•	The approval of the advisory vote on the compensation of our named executive officers.

What if other matters come up during the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying proxy card will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that will be considered during the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results during the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

Your vote is important.

Whether or not you plan to participate in the virtual Annual Meeting, prompt voting will be appreciated. Stockholders of record can also vote their shares via the Internet prior to the meeting. Instructions for using this convenient service are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Board of Directors

Our Board currently has nine members, consisting of our Chief Executive Officer and eight other directors who are “independent” under the listing standards of the NYSE.

Currently our Board is divided into three classes, Class I, Class II and Class III, as follows:

•

the Class I directors are Paul B. Murphy, Jr., Precious W. Owodunni, Marc J. Shapiro and J. Thomas Wiley, Jr., and each of them has been nominated for re-election at the Annual Meeting for a one-year term expiring at the 2022 Annual Meeting of Stockholders;

•	the Class II directors are J. Richard Fredericks, Virginia A. Hepner and Kathy N. Waller and their terms expire at the 2022 Annual Meeting of Stockholders; and

•	the Class III directors are William B. Harrison, Jr. and Joseph W. Evans, and their terms expire at the 2023 Annual Meeting of Stockholders.

At the 2020 Annual Meeting of Stockholders, the Company’s stockholders approved the amendment of the Company’s Second Amended and Restated Certificate of Incorporation to declassify the Board. The amendment provides for the phased elimination of the Company’s classified board structure over a three-year period beginning at the Annual Meeting, as each director on the ballot for election will be elected for a one-year term. At each annual meeting of stockholders, each member of the class of directors standing for election or re-election, as applicable, will be elected to serve from the time of election and qualification until the annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our amended charter.

Nominees for Election as a Director at the 2021 Annual Meeting

The Nominating and Corporate Governance Committee of the Board seeks candidates for nomination to the Board who are qualified to be directors consistent with the Company’s Corporate Governance Guidelines, as described below under the section entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.”

On the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the size of the Board is currently appropriate and has nominated Mr. Murphy, Ms. Owodunni, Mr. Shapiro and Mr. Wiley for re-election as directors at the Annual Meeting, each to serve for a one-year term expiring at the 2022 Annual Meeting of Stockholders. Pursuant to the Company’s Director Resignation Policy, each of the director nominees is deemed to have agreed to promptly tender to the Chairman of the Board of Directors an irrevocable contingent resignation in the event that the number of “withhold” votes with respect to such director’s re-election exceeds the number of “for” votes (a “majority withheld vote”). If any director nominee receives a majority withheld vote at the Annual Meeting, the Nominating and Corporate Governance Committee of the Board of Directors will recommend to the Board, and the Board will determine, whether to accept or reject the resignation tendered by such individual. Following the Board’s decision, the Company will file a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”) in order to disclose the decision and, if applicable, the Board’s reasoning for rejecting the tendered resignation.

The following table sets forth certain information regarding Mr. Murphy, Ms. Owodunni, Mr. Shapiro and Mr. Wiley, the Class I director nominees standing for re-election at the Annual Meeting. Additional biographical information on each nominee is included below under the section entitled “Directors and Executive Officers—Directors.”

Director Name	Age	Director Since	Principal Occupation

Paul B. Murphy, Jr.	61	2011	Chairman and Chief Executive Officer of Cadence Bancorporation

Precious W. Owodunni	46	2019	Chief Executive Officer of Mountaintop Consulting LLC

Marc J. Shapiro	73	2018	Retired Vice Chairman for Finance and Risk Management of JPMorgan Chase & Co.

J. Thomas Wiley, Jr.	68	2019	Former Director, Vice Chairman and Chief Executive Officer of State Bank Financial Corporation

In considering each of Mr. Murphy’s, Ms. Owodunni’s, Mr. Shapiro’s and Mr. Wiley’s individual experience, qualifications, attributes, skills and past Board participation, the Nominating and Corporate Governance Committee and the Board have concluded that each of them should be nominated for re-election to the Board. There are no family relationships among each of Mr. Murphy, Ms. Owodunni, Mr. Shapiro or Mr. Wiley and any of the Company’s directors or executive officers. Each of Mr. Murphy, Ms. Owodunni, Mr. Shapiro and Mr. Wiley has indicated a willingness to serve, and the Board has no reason to believe that each nominee will not be available for election. However, if any of the nominees are not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Stockholders of the Company have no cumulative voting rights with respect to the election of directors.

The following table sets forth certain information regarding the directors continuing in office and currently expected to stand for re-election at the 2022 and 2023 annual meetings of stockholders. Additional biographical information on each of the continuing directors is included below under the section entitled “Directors and Executive Officers—Directors.”

Director Name	Age	Director Since	Principal Occupation

Joseph W. Evans	71	2019	Former Chairman of State Bank Financial Corporation and State Bank and Trust Company

J. Richard Fredericks	75	2017	Founding Partner and Managing Director at Main Management LLC

William B. Harrison, Jr.	77	2017	Retired Chief Executive Officer of JPMorgan Chase & Co.

Virginia A. Hepner	63	2019	Former President and Chief Executive Officer of the Woodruff Arts Center and retired Executive Vice President of Wachovia Bank

Kathy N. Waller	62	2019	Former Chief Financial Officer and President, Enabling Services of The Coca-Cola Company

All of our directors bring a wealth of executive leadership experience to our Board, particularly at public companies and in roles in the banking and financial services industry. The following chart summarizes each continuing director’s key experience, qualifications and attributes.

Experience and Attributes	Joseph W. Evans	J. Richard Fredericks	William B. Harrison	Virginia A. Hepner	Paul B. Murphy	Precious W. Owodunni	Marc J. Shapiro	Kathy N. Waller	J. Thomas Wiley, Jr.
Government or Bank Regulation	✓		✓		✓		✓		✓

Compensation or Human Resources	✓		✓	✓	✓	✓	✓	✓	✓

Cybersecurity	✓				✓			✓

Financial, Accounting or Audit Expertise	✓	✓	✓	✓	✓	✓	✓	✓	✓

Independence	✓	✓	✓	✓		✓	✓	✓	✓

Industry-Financial Services	✓		✓	✓	✓	✓	✓		✓

Commercial or Industrial Experience			✓		✓			✓

International or National Business			✓	✓	✓	✓	✓	✓

Legal					✓	✓

Strategic Planning	✓		✓		✓	✓	✓	✓	✓

Real Estate	✓			✓	✓		✓

Sustainability Practices					✓			✓

Technology or E-Commerce	✓	✓			✓		✓		✓

Investment Banking or Trust Services	✓	✓	✓	✓	✓	✓	✓	✓	✓

Leadership	✓	✓	✓	✓	✓	✓	✓	✓	✓

Client/Industry Knowledge	✓	✓	✓	✓	✓	✓	✓		✓

Mergers and Acquisitions	✓	✓	✓	✓	✓	✓	✓	✓	✓

Operations Management	✓		✓	✓	✓	✓	✓	✓

Public Company Executive or Director	✓	✓	✓	✓	✓	✓	✓	✓	✓

Corporate Governance	✓		✓	✓	✓	✓	✓	✓	✓

Risk Management	✓	✓	✓	✓	✓		✓	✓	✓

Audit Committee Financial Expert		✓		✓		✓

Tenure (Years)	2	4	4	2	10	2	3	2	2

Other Current Public Boards				✓	✓	✓		✓

Age (Years)	71	75	77	63	61	46	73	62	68

Female				✓		✓		✓

Racially and/or Ethnically Diverse						✓		✓

Required Vote

With regard to the election of each of Mr. Murphy, Ms. Owodunni, Mr. Shapiro and Mr. Wiley, votes may be cast “for” or withheld. The four nominees receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, votes withheld and broker non-votes will have no effect on the results of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our Board of Directors consists of nine members. A brief biography of each person who is currently nominated for re-election as a director of the Company is set forth below:

Paul B. Murphy, Jr. has served as Chairman of the Board and Chief Executive Officer of Cadence Bancorporation since 2009 and has served as the Chief Executive Officer of Cadence Bancorp LLC since its inception in 2010. Prior to that, he spent 20 years at Amegy Bank of Texas, helping to steer that institution from $75 million in assets and a single location to assets of $11 billion when he left as a director and Chief Executive Officer in 2009. During his tenure, Amegy completed several successful acquisitions and sold to Zions Bancorporation for $1.7 billion in 2005, with original investors realizing a return of approximately 36 times their initial investment. Mr. Murphy is an advocate for the community, and he has served on numerous corporate and nonprofit boards. Currently he is on the boards of Oceaneering International Inc., Natural Resource Partners, Hope and Healing Center and Institute, Houston Hispanic Chamber of Commerce and the City of Houston Complete Communities Advisory Board. He is active in the Young Presidents’ Organization Gold. Mr. Murphy earned a bachelor’s degree in banking and finance from Mississippi State University and his Master of Business Administration from the University of Texas at Austin. Mr. Murphy’s extensive knowledge and experience in banking qualifies him to serve on our Board of Directors.

Precious W. Owodunni is the Chief Executive Officer of Mountaintop Consulting LLC, a business strategy and branding company that serves leading corporations and financial services, law and private equity firms. Prior to establishing Mountaintop in 2009, Ms. Owodunni was a vice president at Goldman, Sachs & Co., where she made private equity investments in high growth businesses and served on the board of several portfolio companies. She began her Goldman career as an investment banker in the Mergers & Strategic Advisory Group, advising energy, retail and industrial companies on M&A and corporate finance transactions. Ms. Owodunni graduated with honors from Yale University and received her J.D. from Yale Law School. She currently serves on the Board of Directors for Switchback II Corporation (NYSE: SWBK.U), the Houston Parks Board and the Episcopal Health Foundation. Ms. Owodunni’s experience in investment banking, financial services and private equity qualifies her to serve on our Board of Directors.

Marc J. Shapiro most recently served as an advisory director of Cadence Bancorp LLC from 2010 to 2018. Mr. Shapiro was formerly the non-executive Chairman of JPMorgan Chase & Co.’s Texas operations from 2004 to 2017 and Vice Chairman for Finance and Risk Management of JPMorgan Chase & Co. from 1997 through 2003. Mr. Shapiro began his banking career in 1972 at Texas Commerce Bank, and served as Chief Financial Officer beginning in 1977. In 1989, after the bank was purchased by J.P. Morgan Chase, he was named Chief Executive Officer of the statewide organization. Mr. Shapiro is currently Chair of the Board of Advisors of the James A. Baker III Institute for Public Policy at Rice University. He also currently serves as Chair of the Board of the Baylor St. Luke’s Medical Center Hospital and as a member of the Board of Trustees of Baylor College of Medicine and the Board of Visitors of MD Anderson Cancer Center. Mr. Shapiro’s extensive experience as an executive in financial institutions, banking and finance qualifies him to serve on our Board of Directors.

J. Thomas Wiley, Jr. serves as Chairman of the Board of Directors of Cadence Bank. He served as Chief Executive Officer of State Bank Financial Corporation from June 2017 until it merged into Cadence Bancorporation in January 2019, and President and Vice Chairman of the Board of State Bank Financial Corporation from 2013 until it merged into Cadence Bancorporation in January 2019. Mr. Wiley also served as Chief Executive Officer of State Bank and Trust Company from 2015 until it merged into Cadence Bancorporation in January 2019, and served as President of State Bank and Trust Company from 2013 until 2015. He served as a director of State Bank Financial Corporation and State Bank and Trust Company from 2010 until the companies merged into Cadence in January 2019. Mr. Wiley also served as a director of First Bank of Georgia from January 2015 until July 2015, when First Bank of Georgia was merged into State Bank and Trust Company. Mr. Wiley is the former President and Chief Executive Officer of Coastal Bankshares, Inc. and its subsidiary bank, The Coastal Bank, where he served from 2007 until 2012. Mr. Wiley also served as Chairman of the Board of Directors of Coastal Bankshares and The Coastal Bank from 2007 until 2014. Before joining Coastal Bankshares, Mr. Wiley served as the Vice Chairman/director and Chief Banking Officer of Flag Financial Corporation from 2002 until 2006 and as President and Chief Executive Officer of Flag Bank from 2002 until 2006. Mr. Wiley is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Wiley serves on the board of governors of the Georgia Chamber of Commerce and the board of trustees of the Atlanta Police Foundation. Mr. Wiley also serves as Co-Chairman of the Valdosta State University Capital Campaign. Mr. Wiley’s depth of knowledge and years of experience in banking make him well qualified to be a member of our Board of Directors.

A brief biography of each person who will continue to serve as a director of the Company is set forth below:

Joseph W. Evans has served as Vice Chairman of the Board of Cadence Bancorporation since 2019. He served as Chairman of the Board of State Bank Financial Corporation from 2010 until it merged into Cadence Bancorporation in January 2019, and Chairman of the Board of State Bank and Trust Company from 2009 until it merged into Cadence in January 2019. Mr. Evans previously served as the Chief Executive Officer of State Bank and Trust Company from 2009 until 2015 and as Chief Executive Officer of State Bank Financial Corporation from 2010 until 2017. He is the former Chairman, President and Chief Executive Officer of Flag Financial Corporation, which was acquired by RBC Centura Bank in 2006. Mr. Evans previously served as President and Chief Executive Officer of Bank Corporation of Georgia, which was acquired by Century South Banks, Inc. in 1997 and later served as President and Chief Executive Officer of Century South Banks, Inc., which was acquired by BB&T in 2001. Mr. Evans is also a managing principal of Bankers’ Capital Group, LLC, an investment company that primarily buys and sells notes. Mr. Evans serves on the board of directors of Southern Trust Insurance Company and was appointed to the Private Colleges and Universities Authority. He is a member of the Board of Councilors of the Carter Center and Chairman of the Board of Trustees of the Georgia Tech Foundation. He previously served as Chairman of the Buckhead Coalition, as a trustee of the Foundation of the Methodist Home of the South Georgia Conference, Inc. in Macon, Georgia, where he chaired its investment committee, and as Chairman of the Executive Committee of the advisory board of the Scheller College of Business at Georgia Tech. Mr. Evans’ depth of knowledge and years of experience in banking make him well qualified to be a member of our Board of Directors. His ties to our market area also provide him with personal contacts and an awareness of the social environment within which we operate.

J. Richard Fredericks is a founding partner and Managing Director of Main Management, LLC, a position he has held since 2002. He served on the Board of Directors of Cadence Bancorp LLC from 2010 to 2018. Previously, he was an Entrepreneur in Residence at Weston Presidio. Prior to that, Mr. Fredericks was the U.S. Ambassador to Switzerland and Liechtenstein from 1999 to 2001. In 1977, he joined Montgomery Securities as a Partner and later became a Senior Managing Director in Investment Research, covering the banking and financial service area. In 1995, Mr. Fredericks was responsible for investment banking efforts for the financial industry in the areas of commercial banking, thrifts and financial technology at Montgomery Securities. Prior to that, he joined Shuman, Agnew and Company in 1975 as a Partner. Previously, Mr. Fredericks began his career at Dean Witter in 1970 as a Securities Analyst. For 17 consecutive years, Mr. Fredericks was chosen by Institutional Investor Magazine as an “All-American” Research Analyst, covering the commercial banking industry. He is a former director of Janus Capital Group, Inc. and a member of the Advisory Board of Financial Technology Ventures. Mr. Fredericks also sits on the Trust Fund Board of the Library of Congress. Mr. Fredericks’ significant experience in the brokerage industry, specializing in investment research analysis and investment banking, with a specific focus in the field of commercial banking and finance, qualifies him to serve on our Board of Directors.

William B. Harrison, Jr. has served as Lead Director of the Board of Cadence Bancorporation since 2017. He served as Chairman of the Board of Directors of Cadence Bancorp LLC from 2010 to 2018. He is the retired Chief Executive Officer of JPMorgan Chase & Co. He served as the Chairman and Chief Executive Officer of JPMorgan Chase & Co. from 2000 to 2006. Mr. Harrison is a member of the J.P. Morgan International Council. He is also a member of the Advisory Board of the Aurora Capital Group, the Advisory Board of Spencer Stuart and the Advisory Board of Hudson Capital. He is a Director Emeritus of the Lincoln Center for the Performing Arts, and a member of the Advisory Board of the Museum of American Finance. Mr. Harrison’s extensive experience as an investment banker and executive at a financial institution qualifies him to serve on our Board of Directors.

Virginia A. Hepner is active in various corporate and community activities, following serving as the President and Chief Executive Officer of the Woodruff Arts Center in Atlanta, Georgia, from 2012 to 2017. She currently serves on the Boards of Directors of National Vision Holdings, Inc. and Oxford Industries, Inc. She provides consulting services to DMI, Inc. and is a partner in commercial real estate investments. In 2005, she retired from Wachovia Bank as an Executive Vice President after a 25-year career in corporate finance with the firm. Leadership roles included Managing Director of US Corporate Finance, head of Foreign Exchange and Derivatives Trading and Atlanta Commercial Banking Director. Subsequently, in the non-profit sector she served in Interim Director roles for Atlanta Ballet, Brand Atlanta and Young Audiences. She currently serves on the Westside Future Fund board and real estate committee and chairs the Finance Committee and serves on the Community Foundation for Greater Atlanta GoAtl Investment Committee, the Penn Institute for Urban Research and the Agnes Scott College Board of Visitors. In 2018, she was elected as a life trustee of the Woodruff Arts Center. Past honors include the City of Atlanta Phoenix Award, the Lettie Pate Whitehead Evans Award honoring exemplary corporate board service by a female director, the Governor’s Award for arts leadership in Georgia, the Joan P. Garner Luminary Award by ArtsAtl, Lexus Leader of the Arts, YWCA Women of Achievement and the Outstanding Partner Award from The Home Depot. Ms. Hepner is a member of Rotary International and the International Women’s Forum. She holds a bachelor’s degree in finance from The Wharton School of the University of Pennsylvania and attended the J.L. Kellogg Graduate Business School of Management at Northwestern University. Ms. Hepner’s depth of knowledge and years of experience in finance qualifies her to serve on our Board of Directors.

Kathy N. Waller served as Chief Financial Officer and President, Enabling Services of The Coca-Cola Company (NYSE: KO) from 2014 to March 2019, where she led the company’s global finance, technical and shared services organizations, and represented the company to investors, lenders and rating agencies. Over Ms. Waller’s 32-year career at The Coca-Cola Company, she served in various roles such as Executive Vice President, Vice President, Finance and Controller. With broad financial and operational leadership experience in the consumer and retail sectors, Ms. Waller has a proven track record of success in driving transformations, delivering strong financial performance, and forming strong relationships with investors and industry analysts. She has extensive knowledge across all areas of finance, including financial planning, investor relations, M&A, accounting, treasury and tax. Ms. Waller also serves on the boards of directors for Delta Airlines (NYSE: DAL), CGI Group (NYSE: GIB) and Beyond Meat. In addition, she is a member of the Board of Trustees of The Woodruff Arts Center and the boards of directors of Achieve Atlanta, Atlanta Symphony Orchestra, Spelman College, The Girl Scouts of Greater Atlanta, and The University of Rochester. Ms. Waller’s depth of knowledge and years of experience in finance and operations qualifies her to serve on our Board of Directors.

Executive Officers

The following table sets forth information regarding our executive officers:

Name	Age	Position
Paul B. Murphy, Jr.	61	Director, Chairman and Chief Executive Officer
Samuel M. Tortorici	55	President and Chief Operating Officer
Valerie C. Toalson	55	Executive Vice President, Chief Financial Officer
R. H. “Hank” Holmes, IV	50	Executive Vice President, Business Services
Edward H. Braddock	49	Executive Vice President, Chief Credit Officer
Jerry W. Powell	71	Executive Vice President, General Counsel and Secretary
Jack Randall Schultz	62	Executive Vice President
Aimee T. Hamilton	55	Executive Vice President, Chief Risk Officer
Sheila E. Ray	62	Executive Vice President, Chief Talent Officer
Thomas D. Clark	58	Executive Vice President, Chief Information Officer

A brief biography of each person who serves as an executive officer of the Company (other than Mr. Murphy, whose biography is included above) is set forth below:

Samuel M. Tortorici has served as the President and Chief Operating Officer of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, since 2011, and has served as Chief Executive Officer of Cadence Bank since joining Cadence in 2011. Prior to 2011, he had a 24-year career at Regions and AmSouth Bancorporation, and in his final role he led Regions’ Commercial & Industrial and Specialized Industries business, comprised of over 500 banking professionals across 16 states, more than $40 billion in loan commitments, and deposits with annual revenue in excess of $1 billion. While at Regions, he spearheaded development of a range of commercial industry specialty businesses and held a number of Commercial and General Bank leadership positions with responsibility for sales and services across a variety of banking businesses, including serving as Central Region President, Alabama Regional President, North Central Alabama Area Executive and Corporate Banking Executive. Mr. Tortorici is on the executive committee of the University of Alabama President’s Cabinet, and is a member of the Metro Atlanta Chamber of Commerce Board, the Buckhead Coalition Board, the Rotary Club of Atlanta and the American Bankers Council. He previously served as Board Chairman of United Way of Central Alabama. Mr. Tortorici earned an accounting degree from the University of Alabama.

Valerie C. Toalson has served as the Executive Vice President, Chief Financial Officer of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, and Cadence Bancorp LLC, and as Executive Vice President, Chief Financial Officer of Cadence Bank since joining Cadence in 2013. Prior to 2013, she served as Executive Vice President, Chief Financial Officer of BankAtlantic Bancorp and BankAtlantic N.A., and previously held several senior leadership positions at BOK Financial Corporation, including Corporate Controller, Manager of Credit Services, Manager of Process Improvement and Chief Auditor. Ms. Toalson began her career in audit at PricewaterhouseCoopers where she received her certified public accounting certificate. Ms. Toalson is a member of the United Way of Greater Houston Fort Bend Advisory Council and the United Way Women’s Initiative. Ms. Toalson earned a bachelor of science degree in accounting from Oklahoma State University.

R. H. “Hank” Holmes, IV has served as Executive Vice President, Business Services of Cadence Bancorporation since 2016 and as President of Cadence Bank since 2014. Prior to 2014, he served as the Business Services Executive and President, Texas Region of Cadence Bank since joining Cadence in 2011. Mr. Holmes oversees Commercial & Industrial, Middle Market Commercial, Commercial Real Estate, Energy, Treasury Management, Community Banking, Wealth Management, and Community Reinvestment Act, as a member of Cadence Bank’s Senior Management Committee and Senior Loan Committee. Mr. Holmes brings more than 25 years of banking expertise, 18 of which were at Amegy Bank of Texas where his experience spanned credit, commercial real estate, private banking and special assets. Mr. Holmes serves on the Boards of Directors of the University of Mississippi’s School of Banking and Finance, BakerRipley (formerly Neighborhood Centers, Inc.) and St. Francis Episcopal Day School, and is a member of the Young Presidents’ Organization and St. Luke’s United Methodist Church. He earned a bachelor of arts in managerial finance from the University of Mississippi.

Edward H. Braddock has served as Executive Vice President, Chief Credit Officer of Cadence Bancorporation and Cadence Bank since November 2020. Mr. Braddock joined Cadence Bank in April 2011 and has held various leadership roles, including Executive Vice President and Group Manager – Special Assets in 2020, Executive Vice President and Group Manager – Treasury Management from 2019 to 2020, and Executive Vice President and Group Manager – Corporate Banking and Energy Services from 2011 to 2019. He began his career in banking at NationsBank, N.A. in Dallas, Texas, and then served in trading and corporate development roles in the merchant energy business before returning to banking with BOKF, N.A., where he led the commercial banking practice in Houston. Mr. Braddock is an active volunteer in his community, serving on the Texas A&M University Commercial Banking Program Advisory Board. Previous community board and committee involvement includes St. Francis Episcopal School, American Cancer Society Texas, and United Way of Greater Houston. He earned a bachelor’s degree in business administration from Texas A&M University and his MBA from The University of Texas at Austin.

Jerry W. Powell has served as Executive Vice President, General Counsel and Secretary of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, Cadence Bancorp LLC and Cadence Bank since 2011. Immediately prior to joining Cadence, Mr. Powell served as special counsel at Jones Walker LLP in the firm’s Financial Services Section. Previously, Mr. Powell was the General Counsel for BBVA Compass in the United States and General Counsel of Compass Bank, a position he held for more than 25 years. Before joining Compass, he was a lawyer at a general practice firm in Birmingham, Alabama with an emphasis on litigation, creditor’s rights and consumer compliance. Mr. Powell is Past Chairman of the Alabama Bankers Association, a board member of AIDS Alabama, and a member of the University of Alabama Law School Foundation Board of Governors following his four-year term as Chairman of the Alabama Law Alumni Society. Mr. Powell is a graduate of Birmingham-Southern College with a bachelor of arts in political science, cum laude, and the University of Alabama School of Law, with honors. Mr. Powell is a member of the American Bar Association and the Alabama Bar Association.

Jack Randall Schultz has served as Executive Vice President of Cadence Bancorporation and Managing Director of Specialized Industries and Small Business Administration of Cadence Bank, N.A. since 2011. Prior to that, Mr. Schultz was the founder and Managing Director of Regions Bank’s Restaurant Banking Group, which was formed in April 2009 and grew assets under management to approximately $1.3 billion by 2011. Previously, Mr. Schultz served as Managing Director of Bank of America’s Restaurant and Beverage Finance Group from 1996 to 2006, which he helped grow from $300 million in assets under management to approximately $7 billion in assets and $200 million in revenue. He led multiple lines of business on a regional and national basis during his tenure at Bank of America, including commercial banking, corporate and investment banking, and global treasury management. Mr. Schultz received his bachelor of arts from Mississippi State University and his master’s degree in economics from Johns Hopkins University.

Aimee T. Hamilton has served as Executive Vice President, Chief Risk Officer of Cadence Bancorporation since November 2020, after serving as Executive Vice President and Deputy Chief Risk Officer from September 2020 to November 2020, Executive Vice President and Enterprise Risk Management Executive from 2015 to August 2020, and Senior Vice President and Chief Audit Executive from 2013 to 2015. Ms. Hamilton maintains oversight for Credit Review, BSA AML Compliance, Consumer Compliance, Operational Risk, Security and Enterprise Risk Management Operations. In this role, she reports to the Risk Management Committee of the Company’s Board of Directors and is the bank’s primary liaison with federal banking regulators. Prior to joining Cadence, she had a 15-year career with Zions Bancorporation and Amegy Bank where she served as Corporate Compliance Senior Manager, Compliance Manager and Audit Group Manager. Prior to that, Ms. Hamilton held various roles in internal audit and accounting with regional banks. Initially, she was a Senior Accountant with KPMG’s New Orleans office. Ms. Hamilton serves her community as a sustaining member of the Junior League of Houston. She is a graduate of Louisiana State University with a bachelor of science in accounting, cum laude. Additionally, Ms. Hamilton is a Certified Public Accountant (licensed in Louisiana), Certified Internal Auditor and Certified Regulatory Compliance Manager.

Sheila E. Ray serves as Executive Vice President, Chief Talent Officer, a position she has held since January 2019. Ms. Ray previously served as Chief Financial Officer of State Bank Financial Corporation from 2015 until it merged into Cadence Bancorporation in January 2019 and served as Chief Operating Officer of State Bank Financial Corporation from 2017 until it merged into Cadence Bancorporation. She also served as Chief Financial Officer of State Bank and Trust Company from 2015 until it merged into Cadence Bancorporation in January 2019. Ms. Ray also served as the Corporate Secretary of State Bank Financial Corporation and State Bank and Trust Company from December 2015 until the companies merged into Cadence. Ms. Ray joined State Bank Financial Corporation and State Bank and Trust Company in October 2014 as Executive Vice President – Finance. She also served as the Chief Financial Officer of First Bank of Georgia, a subsidiary of State Bank and Trust Company, from January 2015 until July 2015, when the subsidiary merged into State Bank and Trust Company. Before that, she served as Chief Financial Officer of Atlanta Bancorporation, Inc. and Bank of Atlanta from 2006 until each was merged into State Bank Financial Corporation and State Bank and Trust Company, respectively, in 2014. She also served on the board of directors of Bank of Atlanta, a position she held from 2010 until 2014. Before that, Ms. Ray served as Chief Operating Officer and Chief Financial Officer of Eagle Bancshares, Inc., and its subsidiary unitary thrift, Tucker Federal Bank, from 1997 until it was acquired by RBC Centura Bank in 2002. In 2003, she left RBC Centura Bank to work as an independent consultant, providing financial analysis and strategic planning to a variety of community banks. Ms. Ray also previously served in various leadership roles at First National Bancorp and its subsidiary bank, First National Bank of Gainesville, from 1988 until 1996, including the Director of Information Processing and Administrative Support and Director of Internal Audit. Ms. Ray served in various leadership roles within internal audit at Wachovia Corporation from 1981 until 1988, including Vice President and Deputy Auditor. Ms. Ray is a Certified Public Accountant, a member of the Board of Trustees at Toccoa Falls College, a member of the board of directors for Navicent Health and a board member of CHRIS180.

Thomas D. Clark has served as Executive Vice President, Chief Information Officer of Cadence Bancorporation and Cadence Bank in Houston, Texas since April 2015. In this role, Mr. Clark is responsible for information technology and information security systems and bank operations. Prior to joining Cadence in 2015, Mr. Clark spent ten years at USAA in San Antonio, Texas, a Fortune 200 financial services provider to the United States military community. At USAA, Mr. Clark served in various senior business and technology leadership roles, in which he built and operated customer focused multi-channel delivery and business automation solutions. Mr. Clark also served in leadership roles in information security and privacy, where his span of control included up to 1,500 full-time equivalents and oversight of a $100 million project portfolio. Mr. Clark is a change leader recognized for creating successful strategy and execution teams across organizational boundaries and an implementation leader and operator with proven ability to balance customer experience, regulatory compliance, employee engagement, cost management and business risk. Prior to joining USAA, Mr. Clark served Bank of America and predecessor companies in senior business and technology leadership roles. While in San Antonio, he served as a governing board member and treasurer of The Childrens’ Bereavement Center of South Texas. Mr. Clark currently serves on the Staff Parish Relations Committee of St. Luke’s United Methodist Church in Houston.

CORPORATE GOVERNANCE AND BOARD MATTERS

Governance Highlights

Our Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. The “Corporate Governance and Board Matters” section of this Proxy Statement describes our governance framework, which includes the following features:

•  8 of 9 independent directors

•  Independent Vice Chairman and Lead Director of the Board

•  Diverse Board that consists of 3 females, 2 of whom are racially and/or ethnically diverse

•  Directors required to submit resignations if they receive a majority of “withhold” votes

•  Annual Board and committee evaluations, as well as director self-evaluations

•  Board receives regular operating and financial reports from CEO, President, CFO and other officers

•  Five standing Board committees to assist the Board with its oversight responsibilities

•  Various corporate social responsibility efforts, including publication of an annual statement, formation of a Sustainability Working Group and commencement of SASB reporting

•  Stock ownership guidelines for non-employee directors

•  Regular executive sessions of independent directors

•  No supermajority standards — stockholders may amend our bylaws or charter by simple majority vote

•  Risk oversight by full Board and designated committees

•  Annual assessment of Board leadership structure

•  No poison pill in place

Meetings

The Board met a total of eight times in 2020. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which they served. We strongly encourage, but do not require, the members of our Board to attend annual meetings of our stockholders.

Director Independence

The listing standards of the NYSE, as well as the rules of the SEC, impose several requirements with respect to the independence of our directors. Our Board of Directors has evaluated the independence of its members based upon the listing standards of the NYSE and SEC rules. Applying these standards, our Board has determined that, with the exception of Mr. Murphy, each of our current directors is an independent director, as defined under the listing standards of the NYSE. The Board has determined that Mr. Murphy does not qualify as an independent director because he is an officer of Cadence Bancorporation and an employee of Cadence Bank.

The Board affirmatively determines the independence of each director and nominee for election as a director. The Board makes this determination annually. In accordance with the NYSE’s listing standards, we do not consider a director to be independent unless the Board determines that no material relationship exists that would preclude a finding of independence. Members of the Audit, Compensation and Nominating and Corporate Governance Committees must also meet applicable independence tests of the NYSE and the SEC.

The Board of Directors has reviewed a summary of directors’ responses to a questionnaire asking about their relationships with the Company, as well as material provided by management related to transactions, relationships or arrangements between the Company and the directors and parties related to the directors. Following this review, the Board determined that all eight of the non-employee directors listed below are independent. The following table describes the categories or types of transactions, relationships or arrangements considered by the Board in reaching its determination that the following directors are independent:

Name	Independent	Transactions/Relationships/Arrangements Considered
Joseph W. Evans	Yes

Mr. Evans served as Chairman of State Bank Financial Corporation and of State Bank and Trust Company until those companies were acquired by Cadence on January 1, 2019, at which time his employment relationship ended. As such, the NYSE does not preclude a finding of independence.

Mr. Evans is a Trustee of the Foundation of the Methodist Home of the South Georgia Conference, Inc., to which the Company has contributed. Because Mr. Evans is not an executive officer of the Foundation and because such contributions in any single fiscal year have not exceeded the greater of $1 million or 2% of the Foundation’s consolidated gross revenues, such contributions do not preclude a finding of independence.

J. Richard Fredericks	Yes	None.

William B. Harrison, Jr.	Yes	None.

Virginia A. Hepner	Yes	Ms. Hepner formerly served as Chief Executive Officer of the Woodruff Arts Center. After retiring from that position, she was elected as a Life Trustee of the Woodruff Arts Center. Though the Company has contributed to the Woodruff Arts Center, Ms. Hepner is not an executive officer of the Woodruff Arts Center and such contributions in any single fiscal year have not exceeded the greater of $1 million or 2% of the Woodruff Arts Center’s consolidated gross revenues, so those contributions do not preclude a finding of independence.

Precious W. Owodunni	Yes	None.

Marc J. Shapiro	Yes	Mr. Shapiro provides a 50% guarantee for a loan commitment to a client of the Company for a fee. Because this fee does not exceed $120,000 in any single fiscal year, it does not preclude a finding of independence.

Kathy N. Waller	Yes	The Company has made contributions to the Woodruff Arts Center, on whose Board of Trustees Ms. Waller sits. The Company has also made contributions to the Girl Scouts of Greater Atlanta, on whose board of directors Ms. Waller sits. Because Ms. Waller is not an executive officer of either of these entities and because such contributions in any single fiscal year have not exceeded the greater of $1 million or 2% of either of the entity’s consolidated gross revenues, such contributions do not preclude a finding of independence.

J. Thomas Wiley, Jr	Yes

Mr. Wiley served as Chief Executive Officer and President of State Bank Financial Corporation and as Chief Executive Officer of State Bank and Trust Company until those companies were acquired by Cadence on January 1, 2019, at which time his employment relationship ended. As such, the NYSE does not preclude a finding of independence.

In connection with the merger of State Bank Financial Corporation with the Company in January 2019, Mr. Wiley received a $100,000 consulting fee from the Company. Because this payment falls below $120,000, the NYSE does not preclude a finding of independence.

The Company has donated to the Atlanta Police Foundation, on whose Board of Trustees Mr. Wiley sits. Because Mr. Wiley is not an executive officer of the Atlanta Police Foundation and because such donations in any single fiscal year have not exceeded the greater of $1 million or 2% of the Foundation’s consolidated gross revenues, such donations do not preclude a finding of independence.

Board Qualifications and Leadership Structure

We believe that our Board should be comprised of qualified individuals and structured in a way that promotes accountability and ensures that the interests of our directors and management are aligned with those of our stockholders. Directors should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. The Nominating and Corporate Governance Committee of the Board is responsible for reviewing the qualifications and independence of the members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. See “Consideration of Director Nominees” below for the qualifications that the Nominating and Corporate Governance Committee will consider, as well as the process it will follow for considering and recommending director nominees to the full Board.

The Corporate Governance Guidelines of our Board provide that when the position of Chairman of the Board is not held by an independent director, the independent directors will appoint an independent director to serve as Lead Director, who has various duties and responsibilities including (i) facilitating communication between the Chairman of the Board and the independent directors, (ii) convening and presiding over executive sessions of independent directors or over Board meetings if the Chairman is not present and (iii) serving as an advisor to the Board committees and other directors, among other duties and responsibilities.

Currently, Paul B. Murphy, Jr. serves as our Chief Executive Officer and as the Chairman of our Board, Joseph W. Evans serves as Vice Chairman of our Board, and William B. Harrison, Jr. serves as the Lead Director. Effective as of the 2021 Annual Meeting, Marc J. Shapiro will serve as the Lead Director of the Board.

Our Chief Executive Officer is generally in charge of our business affairs, subject to the overall direction and supervision of the Board and its committees, and is the only member of our management team that serves on the Board. Our Board believes that combining the roles of Chairman of the Board and Chief Executive Officer, having an independent Vice Chairman of the Board and appointing an independent Lead Director is the most effective board leadership structure for us and that it provides an effective balance of strong leadership and independent oversight. Having one individual serve as both Chief Executive Officer and Chairman contributes to and enhances the Board’s efficiency and effectiveness, as the Chief Executive Officer is generally in the best position to inform our independent directors about our operations, the competitive market and other challenges facing our business. Our Board believes that the Chief Executive Officer is in the best position to most effectively serve as the Chairman of the Board for many reasons, including that he is close to many facets of our business and has frequent contact with our customers, regulators and other stakeholders. The Board believes that combining the roles of Chief Executive Officer and Chairman also promotes timely communication between management and the Board on critical matters, including strategy, business results and risks, because of Mr. Murphy’s direct involvement in the strategic and day-to-day management of our business.

Risk Management

Our Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.

The Risk Management Committee (“Risk Committee”) of our Board oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our Risk Committee also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management and approved by our Board. The Executive

Vice President, Chief Credit Officer and Executive Vice President, Chief Risk Officer both report directly to the Risk Committee.

The Audit Committee of our Board is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures, and internal control over financial reporting), reviewing and discussing generally the identification, assessment, management and control of our risk exposures on an enterprise-wide basis and engaging as appropriate with our Risk Committee to assess our enterprise-wide risk framework. The head of the Company’s Internal Audit function reports directly to the Audit Committee. The Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices regarding both executive and general employee compensation. In particular, our Compensation Committee, in conjunction with our Chief Executive Officer and other members of our management as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Nominating and Corporate Governance Committee oversees risks associated with the independence of our Board and potential conflicts of interest facing our directors.

Our senior management is responsible for implementing and reporting to our Board regarding our risk management processes, including by assessing and managing the strategic, operational, regulatory, investment and execution risks we face on a day-to-day basis. Our senior management is also responsible for creating and recommending to our Board for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives. One area in which management has responsibility is data security, including conducting periodic assessments and coordinating third-party assessments of the required processes that management would follow in the event of a data security breach. Management presents an annual information security report to the Board in accordance with the Company’s Information Security Program and Policy, which program addresses standards for developing and implementing administrative, technical, and physical safeguards to protect the security, confidentiality, and integrity of customer information regardless of the method used to access, collect, store, use, transmit, protect, or dispose of data.

The role of our Board in our risk oversight is consistent with our leadership structure, with our Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Actions in Response to the COVID-19 Pandemic

In March 2020, the World Health Organization declared the novel coronavirus (COVID-19) outbreak a global pandemic, and throughout 2020 the Company’s management and Board responded with purposeful steps to help keep our people safe and our customers served. We quickly initiated our business continuity plan in March, including daily communication among executive leadership, near daily meetings among senior leadership, weekly bank-wide calls with our employees, and weekly meetings with our banking regulators. Our management provided weekly updates to the Board through May regarding the impact of the pandemic on the Company’s employees, operations and clients. This correspondence sought to keep the Board updated on management’s efforts with respect to credit, liquidity, regulatory, operations, human resources and internal communications issues.

Our management prioritized the health and safety of the Company’s employees, including implementing healthy workplace guidelines and permitting all employees whose jobs allowed them to work from home to do so. Our human resources team developed and obtained executive approval of the Company’s new remote working policy to include partial remote, local remote and out-of-footprint remote employees. Our technology team implemented its established business continuity plan, which already had the technical framework, infrastructure and security requirements in place, to quickly transition approximately two-thirds of all employees to a remote work environment. We also sought to mitigate the financial impact on employees by providing a daily bonus to on-site essential employees, increasing short-term leave at no additional cost to our employees, and working with our employees to resolve various challenges related to school re-openings, childcare and other care-related issues. We also amended the Company’s 401(k) plan to permit distributions and loan deferrals through 2020 due to COVID-19-related financial hardships and enhanced the Company’s health benefits with no increase in premiums.

In response to the economic uncertainty and in light of the Company’s continued efforts to de-risk the portfolio, our management and the Board prioritized the Company’s COVID-19-impacted credits by conducting top-down, bottom-up and third-party reviews of our loan portfolio. These reviews covered over 68% of our total exposure and involved working with borrowers on loan modifications and deferrals in order to de-risk the portfolio. Our bankers actively reached out to clients to understand potential COVID-19 related impacts and assess how best to assist in the situation. The Company supported business owners as their livelihoods and employees were impacted. A cumulative $2.5 billion of COVID-19 related modifications (both payment deferrals and non-payment deferral modifications) were granted to customers who needed relief. As an SBA-preferred lender, Cadence Bank facilitated Paycheck Protection Program (“PPP”) loan applications as part of The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The Company moved over 20% of the workforce to assist with administration of PPP loans, which provided over $1 billion of funds to approximately 4,350 customers. Nearly two-thirds of the PPP loans were for less than $150,000, demonstrating the Company’s commitment to assisting small business owners.

Board, Committee and Individual Director Evaluation Program

Pursuant to the Corporate Governance Guidelines, the Board and each of its committees conduct an annual evaluation of its performance, led by the Nominating and Corporate Governance Committee. The evaluation is intended to determine whether the Board and its committees are functioning effectively and fulfilling the requirements set forth in the Corporate Governance Guidelines or the committee’s charter, as applicable. Beginning in 2020, the evaluations also included self-evaluations pursuant to which the directors were asked to examine their own contributions to the Board or committee, as appropriate, and potential areas of improvement. The Nominating and Corporate Governance Committee formalized the following self-evaluation program, with the goal of placing additional emphasis on improvements to processes and effectiveness:

Board and Committee members complete self-evaluations: These questionnaires are completed individually in order to encourage honest feedback from the directors.

Group discussions: The Board or committee, as applicable, engages in a discussion of the completed questionnaires in order to assess performance in areas such as meeting efficiency, membership and structure, culture and operational effectiveness, and execution of roles and responsibilities.

Focus on outcomes: The Nominating and Corporate Governance Committee discusses the outcomes of the Board and committee evaluations, determines appropriate follow-up action items and assigns responsibility for such actions.

As a direct result of the 2020 evaluation program, the Board expressed a desire to receive materials further in advance of meetings and to receive an annual agenda that sets forth the items to be addressed by the Board throughout the year. The Board also requested additional information related to industry trends in its post-quarter summaries. The Nominating and Corporate Governance Committee is responsible for ensuring these action items, as well as others resulting from the evaluation process, are implemented throughout the year. As 2021 will be the third year following the merger of State Bank Financial Corporation with the Company, the Company plans to have a third-party evaluator assist with the 2021 Board and committee self-evaluation program.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Risk Management Committee and the Executive Committee. The responsibilities of these committees are described below. Our Board also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our corporate governance documents. Each of the standing committees operates under a written charter adopted by the Board, which charters are available on the Company’s website at www.cadencebancorporation.com. The Nominating and Corporate Governance Committee is responsible for evaluating the membership of the committees and making recommendations to the Board regarding the same, which it does annually following a review of the Board’s current competencies. This periodic review of each director’s specific skills and experience allows the Nominating and Corporate Governance Committee to ensure that the committees are organized for optimal effectiveness.

The following table sets forth the current membership of each of the committees and includes the number of meetings that each committee held during 2020:

Director Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Risk Management Committee	Executive Committee
Joseph W. Evans				C	•
J. Richard Fredericks	•	•	•
William B. Harrison, Jr.		C	C		•
Virginia A. Hepner	C		•		•
Paul B. Murphy, Jr.				•	C
Precious W. Owodunni	•		•
Marc J. Shapiro		•	•	•	•
Kathy N. Waller		•		•
J. Thomas Wiley, Jr.				•
Number of 2020 Meetings	12	6	3	13	2

C = Chairperson

• = Member

Audit Committee. The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors, and risk assessment and risk management. Among other things, the Audit Committee:

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, the audit fee, the financial statements and significant accounting policy changes;

•	oversees management’s response to material weaknesses and risk management issues identified by our independent auditors or internal audit function;

•	prepares the Audit Committee report for inclusion in our proxy statement for our annual meeting;

•	oversees performance of the Company’s internal audit function and evaluates any changes in the planned scope of the internal audit recommended by the independent auditor;

•

oversees the establishment and maintenance of procedures for the receipt, retention and treatment of complaints concerning financial matters, including confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	reviews risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

NYSE listing standards and SEC rules generally require issuers to have an audit committee composed of at least three members, each of whom (i) satisfies the NYSE’s general independence standards, (ii) meets the heightened independence standards imposed by Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) is financially literate as interpreted by the issuer’s board of directors. Our Board has determined that each current member of the Audit Committee satisfies these requirements. Our Board also has determined that each of Ms. Hepner, Mr. Fredericks and Ms. Owodunni is an “audit committee financial expert” in accordance with the criteria established by the NYSE and the SEC. The Audit Committee Report appears on page 68 of this Proxy Statement.

Compensation Committee. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:

•

oversees the establishment, maintenance and administration of the Company’s executive compensation programs and annually reviews and approves the base salaries, incentive compensation opportunities and equity-based awards of the executive officers;

•	evaluates the performance and determines the compensation of the Chief Executive Officer in accordance with those objectives;

•	recommends to the Board the compensation of directors;

•

provides guidance to management so that the Company’s incentive compensation arrangements are balanced and consistent with the safety and soundness of the Company and reviews periodic reports to assess whether such incentive compensation arrangements promote excessive risk;

•

prepares the Compensation Committee report and reviews and discusses with management the Compensation Discussion and Analysis required by SEC rules to be included in our proxy statement for our annual meeting;

•	receives reports from management regarding efforts to maintain a diverse and inclusive work environment; and

•

reviews and discusses an Executive Management Succession Plan to determine if the Company maintains sufficient depth of talent to ensure ongoing safe and sound operation of the Company in the event of planned or unplanned executive turnover.

NYSE listing standards and SEC rules generally require issuers to have a compensation committee composed of members who satisfy the NYSE’s general and heightened independence standards. Our Board has determined that each current member of the Compensation Committee satisfies these requirements. The Compensation Committee Report appears on page 49 of this Proxy Statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board regarding candidates for directorships and the size and composition of our Board. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our Corporate Governance Guidelines and making recommendations to our Board concerning governance matters. Among other things, the Nominating and Corporate Governance Committee:

•	seeks and identifies individuals qualified to be directors consistent with the criteria set forth in the Company’s Corporate Governance Guidelines and recommends director nominees to the full Board;

•	ensures that the Audit and Compensation Committees are comprised of qualified “independent” directors;

•	leads the Board in its annual performance review;

•	takes a leadership role in shaping the corporate governance of our organization; and

•

reviews and assesses the Company’s strategy, initiatives and policies relating to ethical conduct, sustainability, community outreach, corporate responsibility, philanthropy, diversity, inclusion and corporate culture.

NYSE listing standards and SEC rules generally require issuers to have a nominating committee composed of members who satisfy the NYSE’s general independence standards. Our Board has determined that each current member of the Nominating and Corporate Governance Committee satisfies these requirements.

Risk Management Committee. The Risk Management Committee is responsible for overseeing our enterprise-wide risk management policies, commensurate with our capital structure, risk profile, complexity, size and other risk-related factors. Beginning in January 2020, the Risk Management Committee began to meet monthly in order to enhance its oversight of the Company’s credit risks. Among other things, the Risk Management Committee:

•

annually reviews and approves the Company’s overall risk governance structure, risk management and assessment guidelines, and risk management policies and procedures, and reviews any significant risk management failures as well as management’s responses;

•	oversees actions relating to interest rate and liquidity risks;

•	considers the need for periodic independent evaluations of the Company’s Enterprise Risk Management and Credit Risk Management processes;

•	periodically reviews and approves reports of the Company’s information security and business continuity programs, including assessments of cybersecurity risk management; and

•	facilitates communication among management, the Board and our enterprise risk management oversight groups.

Executive Committee. The Board created the Executive Committee in July 2019, and the Executive Committee consists of five directors who are elected by the Board. The Board also elects the director that serves as Chairperson of the Executive Committee. The purpose of the Executive Committee is to provide an efficient vehicle for the Board to consider matters that arise between regularly scheduled meetings. The Executive Committee is vested with all the powers and authority of the Board to the extent permitted by applicable law and the Company’s By-laws. However, the Executive Committee does not have the power to (i) recommend to the stockholders any action that requires stockholder approval; (ii) fill a vacancy on the Board; (iii) appoint a committee of the Board; (iv) appoint the Chief Executive Officer of the Company; (v) amend the By-laws; (vi) declare dividends; or (vii) approve any merger or share exchange that does not require stockholder approval.

Consideration of Director Nominees

Criteria and Diversity

Criteria that will be used by the Nominating and Corporate Governance Committee in connection with evaluating and selecting new directors include factors relating to whether the director candidate would meet the definition of “independence” required by the listing standards of the NYSE, and whether the director candidate has the skills, occupation and experience to serve the needs of the Board. The Company’s Corporate Governance Guidelines also set forth certain factors that should be considered by the Nominating and Corporate Governance Committee in recommending a nominee to the Board, including diversity of race, ethnicity, gender, cultural background, age, skills and experience in the context of the needs of the Board. Accordingly, when evaluating candidates for nomination as directors, the Nominating and Corporate Governance Committee will consider, and will ask any search firm that it engages to provide, women and minority candidates in the pool from which the Nominating and Corporate Governance Committee selects director candidates. Nominees for directorship will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. Currently, our Board includes three females, two of whom are racially and/or ethnically diverse.

The Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The goal of this process is to assemble a group of Board members with deep and varied experience, sound judgment and commitment to the Company’s success. For a discussion of the individual experiences and qualifications of our Board members, see “Directors and Executive Officers—Directors” on page 11 of this Proxy Statement.

Process for Identifying and Evaluating Nominees for Director

The process that will be followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates will include requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Additionally, the Nominating and Corporate Governance Committee is authorized under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Director Nominees Proposed by Stockholders

The Nominating and Corporate Governance Committee will consider stockholder-recommended director candidates for inclusion in the slate of nominees that the Board recommends to the stockholders for election. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply the selection criteria described above. The Nominating and Corporate Governance Committee will not assign specific weights to its various criteria, and no particular criterion is necessarily applicable to all prospective nominees.

Stockholders may recommend to the Nominating and Corporate Governance Committee individuals to be considered as potential director candidates by submitting the following information to the Chair of the Nominating and Corporate Governance Committee c/o Corporate Secretary, Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056:

•	The name of the recommended person;

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Exchange Act;

•	The written consent of the recommended person to being named in the proxy statement as a nominee and to serve as a director if elected;

•

As to the stockholder making the recommendation, the name and address of such stockholder, as it appears on the Company’s books; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects his or her beneficial ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In addition to submitting nominations in advance to the Nominating and Corporate Governance Committee for consideration, a stockholder also may nominate persons for election to the Board of Directors during a meeting of the stockholders. Nominations for directors must be made in accordance with the advance notice provision of the Company’s By-laws. A copy of the Company’s By-laws is available on our website at www.cadencebancorporation.com. The chairperson of the meeting at which such stockholder nomination is presented shall have the power to determine and declare to the meeting whether or not a nomination was made in accordance with the procedures set forth in our By-laws and, if the chairperson determines that a nomination is not in accordance with the procedures set forth in the By-laws, to declare to the meeting that the defective nomination will be disregarded.

Management Succession Planning and Strategic Planning

The Board is responsible for overseeing the Company’s succession planning efforts, and it has delegated this duty to the Compensation Committee. This Committee makes an annual report to the full Board and works with the Board to identify and evaluate potential successors to the CEO and oversee the Company’s CEO development plans. The CEO also contributes to succession planning through making recommendations to the Board of potential successors and assisting the Board with evaluating such individuals.

The Company’s senior leadership team develops the Company’s strategic priorities, which are presented to and discussed with the Board each January. The strategic priorities are then discussed by the Board throughout the year, and management updates the Board periodically on its efforts with respect to these short- and long-term objectives.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our Board of Directors has adopted Corporate Governance Guidelines, which are available on our website at www.cadencebancorporation.com, that set forth a framework within which our Board, assisted by Board committees, will direct the Company’s affairs. These guidelines address, among other things, the composition and functions of our Board, director independence, compensation of directors, management succession and review, Board committees and selection of new directors. The guidelines also set forth certain circumstances under which a director should offer to resign from the Board and provide that the Board should review the director’s availability to fulfill his or her responsibilities when the director serves on more than four other public company boards. Although the guidelines do not establish term limits for directors, the Nominating and Corporate Governance Committee will review each director’s continuing membership on the Board every year.

The guidelines prioritize the independence of the Board’s decision-making. When the position of Chairman of the Board is not held by an independent director, the independent directors are to appoint one of their own to serve as the Lead Director, whose duties and responsibilities are discussed above under “Corporate Governance and Board Matters—Board Qualifications and Leadership Structure.” Also, the guidelines provide that the Compensation Committee will consider if directors’ independence may be jeopardized by reviewing whether director compensation and perquisites exceed customary levels, whether the Company makes substantial charitable contributions to organizations with which a director is affiliated and whether the Company provides indirect compensation to a director or an organization with which the director is affiliated.

Our Board has adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available on our website at www.cadencebancorporation.com. If we amend or grant any waiver from a provision of our Code of Ethics that applies to any of our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Stockholder Communications with the Board of Directors

Stockholders and any interested parties may communicate with the Board by sending correspondence addressed to the Board or one or more specific directors at the following address: Corporate Secretary, Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056. All communications will be submitted by the Corporate Secretary to the relevant director or directors as addressed.

Stock Ownership Requirements for Non-Employee Directors

Cadence has always encouraged directors to have a financial stake in the Company, and the directors have generally owned shares of our common stock. On February 12, 2020, the Board of Directors adopted the Cadence Bancorporation Stock Ownership Guidelines in order to implement a formal stock ownership guideline for non-employee directors. Directors have until the later to occur of February 12, 2025 and five years from the date of such director’s election to acquire and beneficially own shares of the Company’s common stock with a value equal to at least three times the director’s annual retainer.

The minimum number of shares to be held by a director will be calculated on the first trading day of each calendar year (the “Annual Determination Date”) based on the greater of (i) the closing price of a share of the Company’s common stock on the last trading day of the immediately preceding calendar year and (ii) the average price of a share of the Company’s common stock for such calendar year. Any subsequent change in the value of the shares will not affect the amount of stock directors should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), (iii) time-vesting restricted stock and/or time-vesting restricted stock units, and (iv) unexercised stock options that are vested and in-the-money. However, unearned performance equity awards, stock options that are not vested or not in-the-money, and shares subject to hedging, monetization or pledging transactions, if any, are not counted toward meeting the guideline.

If the number of shares that a director should own is increased as a result of an increase in the amount of such director’s annual retainer, the director will have five years from the effective date of the increase to attain the increased level of ownership. If the number of shares that a director should own as of an Annual Determination Date is increased as a result of a decrease in the Company’s stock price, the director will have until the later of three years from such Annual Determination Date and the date by which such director was otherwise required to comply with the ownership guidelines to attain the increased level of ownership. If a director is not in compliance with this guideline at any Annual Determination Date, such director (y) must retain fifty percent (50%) of his or her vested full value shares of the Company’s common stock acquired through the Company’s incentive plans or other equity compensation arrangements and (z) is prohibited from selling Company common stock acquired through the exercise of stock options until he or she has come into compliance.

All of the Company’s non-employee directors currently satisfy the stock ownership guidelines, consistent with the applicable time periods the directors have to achieve the required ownership levels.

Hedging and Pledging Prohibitions

The Company has an Insider Trading and Information Policy that, among other things, prohibits all of our employees (including officers) and directors from engaging in hedging or other speculative transactions relating to shares of the Company’s stock. Prohibited transactions include short sales, derivative securities (such as put and call options, or other similar instruments) and other hedging transactions (such as equity swaps, prepaid variable forwards, or similar instruments), or any transactions that have or are designed to have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. In addition, Section 16 officers and directors are generally prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

Corporate Social Responsibility

“Do Right” is a founding value of the Company. We have always strived to “do right” by our customers, communities, associates, stockholders and environment in our lending practices, banking products, community investments, charitable giving, employment practices, governance and more. The Board of Directors recognizes the importance of sustainable growth with respect to various environmental, social and governance (ESG) matters. In 2019, the Board amended the Nominating and Corporate Governance Charter to include oversight of the Company’s ESG activities. The Nominating and Corporate Governance Committee established a Sustainability Working Group. This Working Group is charged with establishing the framework for the Company’s Sustainability program and integrating this framework into the Company’s risk management and executive incentive program. In 2020, the Working Group engaged an ESG consultant in order to assist the Company in identifying sustainability-related priorities that align with the Company’s goals and principles. The Working Group also commenced efforts to provide disclosures pursuant to the sustainability accounting standards developed for the banking industry by the Sustainability Accounting Standards Board (SASB).

In 2019, the Company adopted its first Corporate Social Responsibility (CSR) Statement describing its “do right” efforts to provide value beyond the numbers and promote sustainable growth. The CSR Statement for 2021 can be accessed on our website at www.cadencebancorporation.com. (The CSR Statement can be reviewed on the website, but shall not be deemed to be a part of or incorporated by reference in this Proxy Statement for any purpose.) Highlights of the Company’s corporate social responsibility efforts to “do right” are provided below:

Corporate Social Responsibility Highlights
Doing Right by Our Services

•  Committed to multi-year goal of loaning more than $1 billion in residential mortgage loans to traditionally underserved communities across our footprint

•  Formed a Community Reinvestment Act Advisory Committee in January 2020 to strengthen programs for low-to-moderate-income and underserved minority communities

•  Served as an SBA Preferred Lender offering SBA Loans from $250,000 to $5,000,000, ranking in the top 3% nationwide for SBA lending

•  Maintains a Quick Decision small business loan program that streamlines application documentation and approval processes for businesses with annual revenues of less than $1 million

•  Offers at a low cost Cadence eChecking, which promotes first-generation banking access programs

•  Employs multiple lines of defense against information security breaches

•  Administered over $1 billion in PPP loans pursuant to the CARES Act to approximately 4,350 customers, nearly two-thirds of which were for less than $150,000, demonstrating the Company’s commitment to assisting small business owners

•  Added Zelle®, the standard for person-to-person payments, to our suite of retail digital services

•  Continued implementation of the Affordable Home Loan Program, which permits qualified borrowers to obtain low-cost loans on a competitive fixed-rate basis

Doing Right by Our Environment	• Occupies LEED-certified buildings making up 10% of our office footprint • Uses energy-efficient LED hardware for new major signage and photocells for exterior lighting and signage where possible

•  Offers online banking platforms to both consumer and commercial clients to reduce carbon impact

•  Fosters a paperless environment throughout our footprint

•  Uses an outside vendor to shred and recycle paper

Doing Right by Our Communities

•  Adopted a multi-year Community Benefits Plan impacting affordable housing, small businesses, community investment and charitable giving

•  Committed to multi-year community development loan and investment plan of more than $700 million

•  Participates in Junior Achievement and the FDIC’s Money Smart Program

•  Raises funds for United Way programs in Birmingham, Houston, Mississippi and Georgia

•  Adopted a Vendor Code of Conduct to encourage vendors to conduct their business in accordance with the highest commercial standards of fair dealing

•  Provided over 11,500 volunteer hours by employees to charitable organizations

•  Committed to lend or invest more than $2.5 billion by the end of 2024 in underserved communities across our footprint

•  Invested $150,000 in United Housing, Inc., a nonprofit that lends up to $5,000 to help cover down payment and closing costs to homebuyers taking out a mortgage with Cadence

Doing Right by Our Own

•  Created a diversity, equity and inclusion framework in 2019 and launched official program in 2020 to hire and develop diverse talent, create an inclusive environment, and seek out diverse community partnerships, products and vendors

•  Hired a Chief Diversity Officer and a Director of Supplier Diversity

•  Created Diversity, Equity & Inclusion (DEI) Advisory Council that focuses on the three pillars of recruiting (“Thriving Talent”), inclusivity (“Embrace We”) and driving social change (“Visible Value”)

•  Initiated inclusion and leadership training and third-party assessments of DEI program in December 2020

•  Elected three diverse directors in 2019

•  Received designation as a 2020 Winning “W” company by the Women on Boards advocacy campaign for the representation of women on our Board

•  Achieved Healthy Workplace Guidelines Certification during COVID-19

•  Maintains a confidential hotline administered by a third party to receive reports of Code of Conduct violations

•  Provides living wages and comprehensive employee benefits, including increased short-term leave at no additional cost to our employees

•  Matches 100% of the first 5% of an associate’s payroll deferral amount for 401(k) accounts

•  Provided associates with 80 additional hours of paid sick leave to attend to COVID-19-related illness, quarantine, childcare or senior care

•  Implemented comprehensive workplace safety protocol to ensure safety of associates who could not work remotely during the COVID-19 pandemic

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of March 12, 2021, we had 124,457,864 shares of our Class A common stock issued and outstanding. The following table sets forth the beneficial ownership of our common stock, based on information provided to us or filed with the SEC as of March 12, 2021, by:

•	each of our directors, each of our named executive officers and all directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC, subject to applicable community property laws. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right within 60 days after that date to acquire the securities through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages in the table below reflect beneficial ownership as determined in accordance with Rule 13d-3 under the Exchange Act and are based on the number of shares of our common stock outstanding as of March 12, 2021 as set forth above. Unless otherwise noted, the address for each stockholder listed in the table below is: c/o Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

Name of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned	Percentage of Shares of Class A Common Stock Beneficially Owned
Greater than 5% stockholders
BlackRock, Inc. (1)	18,574,945	14.92%
The Vanguard Group, Inc. (2)	12,898,887	10.36%
Shapiro Capital Management LLC (3)	7,228,953	5.81%

Directors and Named Executive Officers
Joseph W. Evans	450,669	*
J. Richard Fredericks	127,772	*
William B. Harrison, Jr	687,082	*
Virginia A. Hepner	20,347	*
Paul B. Murphy, Jr. (4)	437,218	*
Precious W. Owodunni	9,362	*
Marc J. Shapiro	323,459	*
Kathy N. Waller	97,802	*
J. Thomas Wiley, Jr	276,660	*
Edward H. Braddock (5)	18,765	*
R. H. “Hank” Holmes, IV (6)	60,167	*
Valerie C. Toalson (7)	56,773	*
Samuel M. Tortorici (8)	188,513	*
All directors and executive officers, as a group (18 persons) (9)	2,754,588	2.21%

*	Less than 1%

(1)

This information is based solely on the Schedule 13G/A filed by BlackRock, Inc., on January 26, 2021, which reported sole voting power over 18,318,846 shares and sole dispositive power over 18,574,945 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)

This information is based solely on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 10, 2021, which reported shared voting power over 129,102 shares, shared dispositive power over 244,500 shares and sole dispositive power over 12,654,387 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(3)

This information is based solely on the Schedule 13G filed by Shapiro Capital Management LLC on February 9, 2021, which reported sole voting power over 6,072,453 shares, shared voting power over 1,156,500 shares and sole dispositive power over 7,228,953 shares. The address of Shapiro Capital Management LLC is 3060 Peachtree Road, Suite 1555 N.W., Atlanta, GA 30305.

(4)	Includes 34,930 restricted stock units that vest within 60 days of March 12, 2021.
(5)	Includes 5,752 restricted stock units that vest within 60 days of March 12, 2021.
(6)	Includes 15,445 restricted stock units that vest within 60 days of March 12, 2021.
(7)	Includes 14,153 restricted stock units that vest within 60 days of March 12, 2021.
(8)	Includes 17,446 restricted stock units that vest within 60 days of March 12, 2021.
(9)	Includes restricted stock units that vest within 60 days of March 12, 2021.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis reviews the objectives and elements of the Company’s executive compensation program and discusses the 2020 compensation earned by our “named executive officers” or “NEOs,” as well as explains the compensation decisions that our Compensation Committee made in 2020 and early 2021 for our named executive officers. Our named executive officers for the fiscal year ended December 31, 2020 are:

Name	Position
Paul B. Murphy, Jr.	Director, Chairman and Chief Executive Officer
Valerie C. Toalson	Executive Vice President, Chief Financial Officer
Samuel M. Tortorici	President and Chief Operating Officer
R. H. “Hank” Holmes, IV	Executive Vice President, Business Services
Edward H. Braddock	Executive Vice President, Chief Credit Officer

Executive Summary

2020 Business Overview

During 2020, the global economy experienced a downturn related to the impacts of the COVID-19 global pandemic. Such impacts included significant volatility in the global stock markets, a 150-basis-point reduction in the target federal funds rate, the enactment of the CARES Act, including the Paycheck Protection Program (“PPP”) administered by the Small Business Administration, and a variety of rulings from the federal banking regulators. We continue to actively monitor developments related to COVID-19 and its impact to our business, customers, employees, counterparties, vendors and service providers. During the past year, we have taken several actions to offer various forms of support to our customers, employees and communities that have been impacted by the COVID-19 pandemic. We have actively worked with customers impacted by the economic downturn, offering payment deferrals and other loan modifications.

Our deposit franchise improved materially in 2020, as we lowered deposit costs and increased our percentage of noninterest bearing deposits. In addition, our hedging activities protected us from sharp declines in interest rates during 2020. The accelerated recognition of revenue during the fourth quarter of 2020 related to the unwinding of a hedge produced a significant increase in capital, enabling us to increase our dividend in the fourth quarter of 2020 from $0.075 per share to $0.15 per share, retire maturing and callable debt in 2021, and re-activate our share repurchase program in the first quarter of 2021, which had been suspended during 2020. As many businesses recover and our portfolios continue to de-risk, we are seeing broad-based improvement in credit migration.

While there clearly remains uncertainty in the broader environment, we are encouraged by our performance and the opportunities to further leverage our excess capital and liquidity in 2021. Other selected financial highlights for 2020 include:

•

Net loss for 2020 totaled $(205.5) million, a $407.5 million or 201.8% decrease compared to $202.0 million for 2019. The primary drivers of the decrease were a non-cash goodwill impairment of $412.9 million, net of tax, recognized in the first quarter of 2020, and increased provision for credit losses. These items were partially offset by accelerated hedge revenue of $129.5 million, net of tax, recognized in the fourth quarter of 2020. The resulting (loss) earnings per diluted common share for 2020 were $(1.63) compared to $1.56 for 2019.

•

The years 2020 and 2019 included non-routine revenues and expenses, primarily consisting of the goodwill impairment charge, merger related expenses, and COVID-19 related expenses. These non-routine revenues and expenses resulted in adjusted net income(1) of $206.7 million for 2020, and $223.1 million for 2019. Adjusted diluted earnings per share(1) were $1.64 for 2020 and $1.72 for 2019. Adjusted returns on average assets and tangible common equity(1) for 2020 were 1.14% and 11.59%, respectively, as compared to 1.26% and 13.60%, respectively, for 2019.

•	Adjusted pre-tax pre-provision net revenue(1) in 2020 was $542.5 million, compared to $400.3 million in 2019.

•

Stockholders’ equity was $2.1 billion at December 31, 2020, a decrease of $339.7 million or 13.8% from December 31, 2019. Total assets were $18.7 billion as of December 31, 2020, an increase of $912.3 million or 5.1% from December 31, 2019. Loans at December 31, 2020 totaled $12.7 billion, as compared to $13.0 billion at December 31, 2019, a decrease of $264.5 million or 2.0%.

•	Total deposits at December 31, 2020 were $16.1 billion, as compared to $14.8 billion at December 31, 2019, an increase of $1.3 billion or 8.9%.

•	Our loan-to-deposit ratio at December 31, 2020 was 79.2%, compared to 88.1% at December 31, 2019.

•

Our adjusted efficiency ratio(1) for the full year of 2020 was 41.0%, as compared to 48.6% for 2019. Before the impact of the accelerated hedge revenue, the 2020 efficiency ratios reflected a slight increase at 50.3%, reflecting lower revenues in 2020.

(1)

See the section entitled “Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the year ended December 31, 2020 for a reconciliation of our non-GAAP financial measures to the most directly comparable GAAP financial measure. The fourth quarter 2020 accelerated hedge revenue is not included as an adjustment from GAAP earnings to arrive at the non-GAAP adjusted performance metrics presented herein due to the historical and continuing nature of hedge revenue in our earnings, and the revenue resulting from the partial ineffectiveness designation merely representing an acceleration of a portion of the fixed collar gain into earnings as compared to the original amortization expectation.

Consideration of Prior Stockholder Advisory Votes on Executive Compensation

In May 2019, when our stockholders had their first opportunity to vote on our named executive officer compensation (say-on-pay), approximately 91% of votes cast were for approval of our named executive officer compensation. This strong level of support validated the overall structure of our executive compensation program. It also reinforced that our investors understand the importance of keeping our leadership team stable and focused on stockholder value creation, especially as our business continues to grow at a rapid pace. Additionally, stockholders had their first opportunity to vote on the frequency of the say-on-pay vote in May 2019 and the stockholders approved the Company’s recommendation to hold annual say-on-pay votes in order to ensure stockholder feedback on compensation programs is regularly taken into account.

In May 2020, approximately 76% of votes cast on the say-on-pay proposal were for approval of our named executive compensation. Although the say-on-pay vote is advisory and non-binding, the Compensation Committee considers the outcome of the vote as part of its executive compensation planning process. To this end, members of the Compensation Committee and senior management reached out to several of our largest stockholders to solicit their feedback on the Company’s executive compensation program. Additionally, the Company engaged a third-party consultant that contacted stockholders representing approximately two-thirds of the votes against or abstained from the say-on-pay advisory vote in May 2020. While some stockholders expressed concern about the one-time equity award granted to our NEOs in 2019, which was primarily designed as a final action to address historical compensation levels, which were near the 25th percentile of our peers at such time, our stockholders are highly supportive of our overall program design and its significant emphasis on performance-based pay. One-time equity awards are not a regular practice and the Compensation Committee did not approve such awards during 2020. The Company highly values input from its stockholders and the Compensation Committee sought to incorporate this feedback when making compensation decisions going forward and structuring the various incentive compensation programs for 2021.

2020 Compensation Highlights

Since our IPO in 2017, our Company has experienced significant growth. At the same time, the structure of our executive compensation program has been evolving to ensure that it keeps pace with and supports our business strategy and compensation philosophy: to attract and retain high-caliber senior executives in a competitive environment and to align our named executive officers’ interests with those of our stockholders. The executive compensation program for 2020 was based on a foundation of good governance and market-best practices (see “Compensation Design and Governance Practices” below). These practices, in addition to our performance results, drive the Compensation Committee’s decision-making process. To this end, and with the support of analysis provided by its independent compensation consultant, Pearl Meyer & Partners, LLC (“Pearl Meyer”), the Compensation Committee made the following decisions pertaining to the executive compensation program for 2020:

Base Salary	Maintained the base salaries for the named executive officers

Annual Cash Incentives

Established performance objectives for the 2020 annual cash incentive plan

Added a credit-related goal to the annual cash incentive plan to reflect the significant impact that credit performance has on the Company’s short-term performance

Reflective of our 2020 performance, actual cash incentive payouts were below target – between 56% and 80%

Long-Term Incentives

Approved regular annual long-term incentive awards, the value of which was split evenly between time-based restricted stock units (“RSUs”) and a long-term cash incentive plan

For the long-term performance-based cash award granted in 2020, the target award level for the Core Return on Average Assets performance metric (discussed below) was increased from the 50th percentile of the peer group to the 60th percentile of the peer group.

Verified and approved long-term cash awards under a 2017 performance-based grant, half of which was tied to the value of Phantom A Units (described below) and half of which was tied to achieving a cumulative three-year pre-tax, pre-loan provision income goal

Employment Agreements	No changes were made, except Ms. Toalson’s employment agreement was amended in order to clarify that her base salary cannot be decreased below its current level and increase the amount of cash severance that she is entitled to upon a qualifying termination of employment.

The long-term incentive awards granted in 2020 were comprised of time-based RSUs and a performance-based cash award, which cash award was substituted for performance-based RSUs in order to prevent dilution due to the Company’s low stock price at the time of grant. Going forward, the Compensation Committee intends to return to its normal practice of granting long-term incentive awards that consist of time-based and performance-based RSUs.

CEO Pay At-A-Glance: Reported v. Realized Pay

In establishing the Company’s executive compensation program in general and our CEO’s compensation in particular, the Compensation Committee considers the difference between the CEO’s total compensation as reported in the Summary Compensation Table (“reported pay”) and the CEO’s realized compensation. In the illustration below, total realized compensation consists of the following: base salary in the year it is earned; annual cash bonus paid in the year it is earned; long-term performance cash award paid in the year it is earned; the value realized upon exercise of stock options; the value of RSUs vested during the year; and other compensation related to benefits. The stock price used in realized pay reflects the price on the date equity vests and the value received by the recipient, while the equity value listed in the Summary Compensation Table reflects the stock price on the date of grant. Since 2017, our CEO’s realized pay was consistently lower than reported pay, demonstrating the “at-risk” nature of his compensation and our program’s pay-for-performance design.

Compensation Design and Governance Practices

Our executive compensation program is designed to align with the long-term interests of our stockholders. Below we summarize certain practices we have implemented to drive performance and those we have not implemented because we do not believe they would serve our stockholders’ long-term interests:

What We Do
Pay-for-Performance	A significant portion of pay for our executive officers is subject to the attainment of key performance objectives.

Risk Management	We annually review our compensation programs to ensure that they do not encourage excessive risk-taking.

Caps on Annual and Long-Term Cash Payments	Our annual and long-term cash incentive payments are subject to caps on amounts earned.

Clawback of Incentive Payments	Our Compensation Committee has adopted a Recoupment Policy and our 2015 Amended and Restated Omnibus Incentive Plan provides for clawback of incentive compensation under applicable conditions as required by law.

Compensation Consultant	We engage an independent compensation consultant to assist in the development of our executive compensation program and to provide information on market trends and developments.

Stock Ownership Guidelines	Our executive officers are required to own the Company’s stock, further strengthening the link between the interests of the executives and those of our stockholders.

What We Don’t Do

Excise Tax Gross-Ups	We do not provide excise tax gross-ups on benefits under any employment or change in control provisions or agreements.

Excessive Perquisites	The perquisites offered to our executive officers are limited and primarily serve to enhance our executives’ business development activities.

Permit Hedging or Pledging	Executives are not permitted to hedge or pledge Company securities.

What Guides Our Program

Philosophy and Objectives of Executive Compensation

The philosophy underlying our executive compensation program is to foster long-term business success by driving performance and growth, attracting and retaining experienced executives in a competitive environment and aligning our named executive officers’ interests with those of our stockholders. The objectives of the executive compensation program are to:

•

Provide internal and external fairness so that we may attract and retain qualified executives in a competitive market, with compensation that is in line with industry peers and that reflects the individual’s contribution, experience and performance level;

•	Link a significant portion of executive compensation to Company performance through short- and long-term incentive opportunities; and

•

Align the long-term interests of our executive officers with those of our stockholders by establishing performance goals that incent sustainable, profitable growth, without encouraging unreasonable risk-taking that may impact long-term value or be inconsistent with the safety and soundness of the Company.

Elements of Compensation

Our executive compensation program is designed to support the alignment of pay with performance and encourage the creation of long-term stockholder value with appropriate risk management. Accordingly, our program includes a balance of fixed and performance-based pay, cash and equity compensation, absolute and relative performance goals, and short- and long-term incentive compensation. The primary components of our 2020 executive officer compensation program, as well as the key features of each component, are included in the table below:

Component	Objective	Link to Performance
Base Salary Fixed	• Attract and retain qualified executives • Provide a measure of income stability to allow executives to focus on execution of our strategic goals	• Based on each executive’s performance related to internal strategic objectives and responsibilities

Annual Cash Incentive Payments (the “Bonus Plan”) Variable	• Focus management on achievement of our short-term financial and operational objectives

•  Earned incentives are primarily based on quantitative performance objectives, with no more than 25% of the incentives related to qualitative objectives which the Committee considers important to our near-term financial success

Component	Objective	Link to Performance

Long-Term Incentive Program (the “LTIP”) Variable

•  Align executive and stockholder goals by providing management with a direct interest in our future success

•  Reward achievement of sustained long-term performance while providing adequate exposure to equity performance risk

•  One-half of the LTIP award is a performance-based cash award that will be earned only if pre-established performance targets are met and the executive continues service with the Company

•  One-half of the LTIP award is time-based equity that will vest only if the executive continues service with the Company

Our executive compensation structure is heavily weighted toward performance-based variable pay. The following graphs reflect the mix of fixed and variable pay for our CEO and other NEOs in 2020. As the graphs below illustrate, our executive pay is heavily weighted toward components that are tied to the value of our common stock and Company performance.

Process for Determining Executive Officer Compensation

Role of the Compensation Committee

The Compensation Committee is responsible for administering our executive compensation program in a manner consistent with our compensation philosophy. Details of the Compensation Committee’s authority and responsibilities are specified in its charter, which is available on our website at www.cadencebancorporation.com. Under the Compensation Committee’s charter, it has authority to review and approve the total compensation, including salary, cash and equity incentives, benefits and other compensation, of the Chief Executive Officer and all other executive officers of the Company.

The Compensation Committee conducts an annual evaluation of the Chief Executive Officer’s performance and determines his compensation in executive sessions without the Chief Executive Officer present. Our Chief Executive Officer evaluates the performance of our other named executive officers and presents his conclusions and recommendations to the Compensation Committee. The Compensation Committee retains absolute discretion as to whether it approves the recommendations of the Chief Executive Officer or makes adjustments, as it deems appropriate.

Role of Management

Our Chief Executive Officer and other members of executive management and the Compensation Committee work together to establish, review and evaluate performance goals for our performance-based incentive plans. While these executives provide input into our strategic goals for future performance periods, the Compensation Committee carefully reviews recommended goals before giving its final approval, and it evaluates and determines whether such performance goals have been achieved. We believe this process ensures that goals will be appropriately balanced between short- and long-term incentives and will be motivating and challenging but also attainable.

Role of Our Compensation Consultants

The Compensation Committee has the authority under its charter to appoint, obtain advice from, terminate, and approve the fees and other retention terms of advisors, including compensation consultants. For 2020, the Committee continued its engagement of Pearl Meyer as its independent compensation consultant. In this role, Pearl Meyer provided the Compensation Committee with market data, analysis and advice regarding the compensation of our independent directors, named executive officers and our other executive officers, which was used by the Compensation Committee in making the majority of its compensation-related decisions in 2020.

Pearl Meyer reports directly to the Compensation Committee and does not provide any additional services to management, although representatives of the firm may meet with members of management, including our Chief Executive Officer and executive leadership team members, for purposes of gathering information on proposals that management may make to the Compensation Committee. The Compensation Committee has conducted an independence assessment of Pearl Meyer in accordance with SEC rules. Pearl Meyer attends meetings of the Compensation Committee as requested and also communicates with the Compensation Committee outside of meetings.

Role of Peer Market Data

The Compensation Committee considers several factors when determining executive compensation, including peer market data. In February 2020, Pearl Meyer provided the Committee with data on market compensation levels for similarly-sized banks based on a peer group and survey data. The peer group included the following 19 companies, which are comparable to us in terms of asset size and business model. The Company’s assets were aligned with the median of the peer group when the group was selected in February 2020.

Texas Capital Bancshares, Inc.	Webster Financial Corporation	PacWest Bancorp
Pinnacle Financial Partners, Inc.	Atlantic Union Bankshares Corp.	Western Alliance Bancorporation
UMB Financial Corporation	Berkshire Hills Bancorp, Inc.	Fulton Financial Corporation
Old National Bancorp	Simmons First National Corporation	Hope Bancorp, Inc.
First Midwest Bancorp, Inc.	Renasant Corporation	Columbia Banking System, Inc.
United Community Banks, Inc.	First Interstate BancSystem, Inc.	Umpqua Holdings Corporation
Cathay General Bancorp

While the Compensation Committee referenced the peer market data when evaluating compensation, it is not the only element considered. The Committee also uses Company and individual performance in determining the appropriate compensation opportunities for our named executive officers, and actual compensation may be higher or lower than the compensation for executives in similar positions at comparable companies based on the performance, skills, experience and specific role of the executive officer in the organization.

In November 2020, Pearl Meyer recommended revisions to the peer group for 2021 due to the increase in the Company’s size as a result of the merger and organic growth. Such changes included adding Ameris Bancorp, Independent Bank Group, Inc., Trustmark, First Financial Bancorp (Ohio), Great Western Bancorp, Inc., Hilltop Holdings Inc., Heartland Bancorp, and Banner Corporation, and removing Webster Financial Corporation, PacWest Bancorp, Western Alliance Bancorporation, Hope Bancorp, Inc. and Umpqua Holdings Corporation.

The revised peer group was used by the Compensation Committee when determining executive compensation for 2021.

Our 2020 Executive Compensation Program

Base Salary

The Compensation Committee intends for the base salary of our named executive officers to provide a base level of pay for the services they provide that is competitive with comparable financial institutions. The Compensation Committee annually reviews each executive officer’s base salary and can increase his or her salary based on performance and in compliance with regulatory standards. The Compensation Committee receives market comparisons from its compensation consultant and considers the executive officer’s responsibilities, tenure and the amount of other elements of compensation. Based on the review conducted in early 2019, the Compensation Committee increased the base salaries of each of the named executive officers in order to better align compensation with the median of the market. In February 2020, the Compensation Committee determined that it was appropriate not to increase the base salary of any of the named executive officers for 2020. Paul B. Murphy, Jr.’s base salary remained at $850,000, Valerie C. Toalson’s base salary remained at $450,000, Samuel M. Tortorici’s base salary remained at $550,000 and R. H. “Hank” Holmes, IV’s base salary remained at $500,000. The Board designated Edward H. Braddock as an executive officer of the Company in November 2020, and his base salary remained at $315,000.

Annual Cash Incentive Payments (the “Bonus Plan”)

Annual cash incentive compensation is an integral component of our total compensation program that links executive decision-making and performance with our annual strategic objectives. We use this component to focus management on our most important near-term priorities—financial, operating, compliance, and safety and soundness—that support our overall strategy and build stockholder value. The Bonus Plan is intended to provide an incentive for superior work and to motivate eligible executives of the Company toward even greater achievement and business results, to tie their goals and interests to those of our stockholders, and to enable us to attract and retain highly qualified executives. Under the Bonus Plan, the amount of each named executive officer’s potential incentive payment that can be earned at the threshold, goal and above goal levels is determined as a percentage of the named executive officer’s base salary. Each named executive officer’s target (goal) annual incentive opportunity, expressed as a percentage of their base salary and as a dollar amount, is summarized below:

Name	Target (Goal) Annual Incentive Opportunity (as a % of Base Salary)	Target (Goal) Annual Incentive Opportunity ($)
Paul B. Murphy, Jr.	125%	1,062,500
Valerie C. Toalson	100%	450,000
Samuel M. Tortorici	100%	550,000
R. H. “Hank” Holmes, IV	100%	500,000
Edward H. Braddock	100%	315,000

Under the Bonus Plan, as soon as practicable at the beginning of each fiscal year, the Compensation Committee, in consultation with our Chief Executive Officer or his designees, selects key measurable performance objectives, which will be used to determine the actual incentive cash payment to be awarded to our executive officers upon the achievement of the selected performance objectives. The performance objectives for the 2020 Bonus Plan included adjusted net income and deposit growth and quality (as described below) and other individual goals, as well as credit metrics (as described below) for Messrs. Murphy, Tortorici and Holmes.

The Compensation Committee establishes threshold, goal and above goal performance levels and weights for each selected performance objective under the Bonus Plan. The weight, stated as a percentage, indicates the maximum percentage of the total potential threshold, goal or above goal incentive payment that can be earned for achieving each performance objective at the set performance levels. If performance is below the threshold level for any particular performance objective, no payment will be earned; however, payment will be earned for other performance objectives that are achieved at least at a threshold level of performance. Above goal represents the maximum level of performance at which, if achieved, a payment is earned on each performance objective. If performance exceeds the above goal level for any performance objective, no further incentive above the above goal incentive for such performance objective is earned. The performance levels and associated payout percentages for the quantitative performance measures are as follows:

Performance	Goal Attainment	Payout Factor
Below Threshold	<70%	0%
Threshold	70%	25%
Goal	100%	100%
Above Goal	120%	150%

Actual performance between threshold, goal and above goal performance levels is interpolated to determine the amount of payment based on relative achievement of the performance objectives.

Individual goals included performance measures relating to overall organizational leadership, maintaining satisfactory relationships with regulators, goals within the individual’s direct reporting units and representing the Company’s culture. Additionally, the Committee added a credit-related goal in 2020 that measures (i) each of charge-offs and classified assets as a percentage of average loans against the amounts utilized in the Company’s annual budget and (ii) non-performing assets as a percentage of total loans, as well as deposit-related goals which specifically address deposit growth and deposit quality. Deposit growth is measured by comparing average deposits (excluding brokered deposits) in December 2020 to the average in December 2019. Deposit quality is determined through a measure of noninterest-bearing deposits as a percentage of total deposits as compared to the Company’s annual budget, and a relative measure of the cost of deposits as compared to the cost of deposits for a select peer group. Weighting for each executive for the various performance objectives follows:

Name	Adjusted Net Income	Credit Metrics	Deposit Growth	Deposit Quality	Individual Goals
Paul B. Murphy, Jr.	60%	20%	5%	5%	10%
Valerie C. Toalson	60%	0%	5%	5%	30%
Samuel M. Tortorici	60%	20%	5%	5%	10%
R. H. “Hank” Holmes, IV	60%	20%	5%	5%	10%
Edward H. Braddock (1)	50%	0%	5%	5%	40%

(1)

Mr. Braddock was promoted to Executive Vice President, Chief Credit Officer of the Company in November 2020, at which time the Compensation Committee adjusted his performance metrics and goals under the Bonus Plan to be commensurate with his new role and responsibilities.

In determining the actual incentive compensation earned by our named executive officers, the Compensation Committee approved awards based, in part, on the actual achievement of the corporate goals, as set forth below. The Compensation Committee determined that it was appropriate to approve the payout of such awards, and not exercise any negative discretion, due to management’s successful response to and navigation of the COVID-19 pandemic, including prioritizing the health and safety of the Company’s employees, proactively de-risking the Company’s portfolio, and supporting customers who needed relief through PPP loan applications under the CARES Act. See “Corporate Governance and Board Matters—Actions in Response to the COVID-19 Pandemic” for additional information regarding management’s actions in response to the pandemic.

Corporate Goal	Target	Results	% of Target Achieved	Resulting Payout %
Adjusted Net Income (1)	$246.63 million	$206.60 million	83.8%	59.4%
Credit Metrics	Charge-offs equal to or less than 0.30% of average loans	Charge-offs 0.79% of average loans	N/A (2)	0% (2)

Corporate Goal	Target	Results	% of Target Achieved	Resulting Payout %
	Classified assets equal to or less than 2.52% of average loans	Classified assets 4.43% of average loans	N/A (2)	0% (2)
	Non-performing assets equal to or less than 1.16% of total loans	Non-performing assets 1.24% of total loans	N/A (2)	0% (2)
Deposit Growth	$15.38 billion in average December 2020 deposits excluding brokered funds	$15.49 billion in average December 2020 deposits excluding brokered funds	100.7%	101.7%
Deposit Quality	Improvement in noninterest-bearing deposits as a percentage of total deposits	29.8% noninterest-bearing deposits as a percentage of total deposits	N/A (3)	100% (3)
	Company COD (4) relative to peer COD at 12/31/20	Company COD (4) are 104% of peer COD at 12/31/20

(1)

In determining adjustments to net income for this factor, the Compensation Committee determined that the goodwill impairment charge, expenses specifically related to mergers and the effects of the COVID-19 pandemic, branch closure costs and securities gains should be excluded.

(2)

The performance goals that comprise the Credit Metrics performance measure are quantitative, but the Compensation Committee did not establish threshold or maximum performance levels. As the performance targets were not achieved, there were no resulting payouts.

(3)

Since the Compensation Committee considers Deposit Quality a qualitative performance measure, the prescribed payout levels for certain levels of performance do not apply. The Committee exercised its discretion to limit the payout for this metric to 100% of target.

(4)	“COD” means cost of deposits.

The percentage awarded to each named executive officer for each performance metric, along with our named executive officers’ annual incentive payments earned for 2020, are set forth in the table below:

Name	Adjusted Net Income (%)	Credit Metrics (%)	Deposit Growth (%)	Deposit Quality (%)	Individual Objectives (%)	Percentage of Goal Earned	Total Incentive Payment
Paul B. Murphy, Jr.	35.7%	0%	5.1%	5%	10%	55.7%	592,253
Valerie C. Toalson	35.7%	0%	5.1%	5%	30%	75.7%	340,837
Samuel M. Tortorici	35.7%	0%	5.1%	5%	10%	55.7%	306,578
R. H. “Hank” Holmes, IV	35.7%	0%	5.1%	5%	10%	55.7%	278,707
Edward H. Braddock	29.7%	0%	5.1%	5%	40%	79.8%	251,366

The Compensation Committee will, on an annual basis, continue to review and update its annual cash incentive plan and award measurement methods as warranted to maintain the effectiveness of the incentive plan as a key performance-based component of our overall executive compensation program. The Compensation Committee expects that the selected objectives, performance measures and target levels will continue to evolve based on our strategic objectives, market conditions, new regulations and the regulatory review process.

Long-Term Incentive Program (the “LTIP”)

Our compensation philosophy strongly embraces the concept that management works in the best interests of stockholders when management also has an ownership stake in the Company. We have used the equity grant alternatives under our Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan, which we refer to as the “2015 Omnibus Plan,” to support this philosophy. In general, we have implemented equity-based incentives to:

•	encourage management to continue in the long-term service of the Company;

•	give management a more direct interest in the future success of the operations of the Company;

•	attract outstanding individuals for leadership positions; and

•	retain and motivate those individuals by providing awards for superior performance, increase in responsibilities or expansion of roles.

2020 LTIP Grants

In 2020, each of our named executive officers received a LTIP grant with a target (goal) incentive opportunity expressed as a percentage of his or her base salary. One half of the target LTIP opportunity was granted as time-based equity in the form of RSUs that vest ratably over a four-year period if the executive is employed on the anniversary date of the grant each year. Beginning in 2020, the Compensation Committee determined the number of time-based RSUs to grant to the named executive officers by dividing 50% of the target LTIP award amount by the volume weighted average price (VWAP) of the Company’s common stock for the twenty (20) trading days prior to the grant date. It is the Company’s intention to utilize the 20-day VWAP in order to determine the number of equity-based awards to grant to individuals going forward, as this method avoids a disproportionate effect on the number of shares issued based on one day’s trading value and was recommended by the Company’s compensation consultant as widely used by the Company’s peers. The 20-day VWAP for the grant date of April 1, 2020 was $7.81, which amount was used to calculate the number of time-based RSUs granted to the named executive officers on such date.

The other half of the target LTIP opportunity is a performance-based cash award representing the opportunity to earn between 0% and 200% of the target cash award depending on the Company’s performance against specific objectives. One performance measure was established for the 2020 performance-based cash award: Core Return on Average Assets (“Core ROAA”), which measures core net income divided by average total assets. “Core net income” for this purpose is defined as net income after taxes and before extraordinary items, less net income attributable to noncontrolling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles goodwill and, at the discretion of the Compensation Committee, nonrecurring items. The Core ROAA relative performance will be measured as compared to peers on the KBW Regional Bank Index (KRX) as follows:

	Threshold	Target	Outstanding
Core ROAA	Peer group 25th percentile	Peer group 60th percentile	Peer group 100th percentile
Cash Award Value as % of Target	25%	100%	200%

For the performance-based cash award in 2020, the target award level was increased from the 50th percentile of the peer group to the 60th percentile of the peer group. The Company’s Core ROAA relative performance is measured annually and cumulatively at the end of the four-year performance period, and the cash award will be earned at the greater of the sum of the annual payout rates or the payout rate based on cumulative performance.

On April 1, 2020, the Compensation Committee approved the following LTIP grants to the named executive officers:

Name	Target (Goal) LTIP Opportunity (as a % of Base Salary)	Total Target (Goal) LTIP Opportunity ($)	Number of RSUs Granted	Grant Date Fair Value of RSUs ($)	Target (Goal) Performance- Based Cash Award ($)
Paul B. Murphy, Jr.	125%	1,062,500	68,022	404,051	531,250
Valerie C. Toalson	100%	450,000	28,809	171,125	225,000
Samuel M. Tortorici	100%	550,000	35,211	209,153	275,000
R. H. “Hank” Holmes, IV	100%	500,000	32,010	190,139	250,000
Edward H. Braddock	55%	175,000	11,204	66,552	87,500

Vesting of Previous Awards

During 2020, a long-term incentive grant vested that was awarded in 2017 under the Cadence Bank 2013 Long-Term Incentive Plan. One-half of the award was a long-term performance cash award, which vested on April 1, 2020 based on the Company’s attainment of performance goals tied to adjusted GAAP pre-tax, pre-provision earnings, and one-half of the award was cash-settled equity that track the fair value of the Company’s Class A common stock (“Phantom A Units”), which vested on April 1, 2020. The long-term performance cash award was based upon attainment of a cumulative three-year pre-tax, pre-loan provision income goal of $649.00 million, with an actual attainment of $731.93 million or 112.78% of goal. The value of a Phantom A Unit at vesting was $6.13 based on the volume weighted average price for the ten days preceding vesting. Based on these performance metrics, the named executive officers received the following payments in cash pursuant to this 2017 incentive grant:

	Performance Cash Award		Phantom A Units (1)
Name	Performance Cash Target ($)	Performance Cash Payout ($) (2)	Phantom A Unit Target ($)	Phantom A Unit Payout ($)
Paul B. Murphy, Jr.	250,000	375,000	250,000	76,625
Valerie C. Toalson	100,000	150,000	100,000	30,650
Samuel M. Tortorici	150,000	225,000	150,000	45,975
R. H. “Hank” Holmes, IV	125,000	187,500	125,000	38,313
Edward H. Braddock	42,500	63,750	42,500	13,026

(1)

Phantom A Units are equity awards based on the value of the Company’s common stock without conferring ownership in the Company at the time of grant. Each named executive officer was granted the following number of Phantom A Units based on their value at the time of grant: Mr. Murphy – 12,500, Ms. Toalson – 5,000, Mr. Tortorici – 7,500, Mr. Holmes – 6,250 and Mr. Braddock – 2,125. These Phantom A Units are also reflected in the Options Exercised and Stock Vested During Fiscal 2020 Table on page 56 of this Proxy Statement. The value of such Phantom A Units at the time of vesting is reflected in the “Phantom A Unit Payout” column.

(2)	Values earned pursuant to the long-term performance cash award are also reflected in the Summary Compensation Table on page 50 of this Proxy Statement.

During 2020, a portion of time-based RSUs granted in 2018 and 2019 vested. The number of shares that vested in 2020 and the aggregate dollar value realized upon vesting is reflected in the Options Exercised and Stock Vested During Fiscal 2020 table below.

Other Programs, Policies and Guidelines

Stock Ownership Requirements for Officers

Cadence has always encouraged its officers to have a financial stake in the Company, and these individuals have generally owned shares of our common stock. On February 12, 2020, the Board of Directors adopted the Cadence Bancorporation Stock Ownership Guidelines in order to implement a formal stock ownership guideline for “officers” (as defined in Rule 16a-1(f) of the Exchange Act) and “executive officers” (as defined in Rule 3b-7 of the Exchange Act) (collectively, the “officers”). Officers have until the later to occur of February 12, 2025 and five years from the date such officer is hired (or identified as an “officer” or “executive officer”) to acquire and beneficially own shares of the Company’s common stock with a value equal to the following:

Officer	Stock Ownership Guideline
CEO	5x base salary
President of the Company and CEO of Cadence Bank EVP of the Company and President of Cadence Bank CFO of the Company and Cadence Bank	2x base salary
All other officers and executive officers	1x base salary

The minimum number of shares to be held by an officer will be calculated on the first trading day of each calendar year (the “Annual Determination Date”) based on the greater of (i) the closing price of a share of the Company’s common stock on the last trading day of the immediately preceding calendar year and (ii) the average price of a share of the Company’s common stock for such calendar year. Any subsequent change in the value of the shares will not affect the amount of stock officers should hold during that year. For purposes of meeting the ownership guidelines, the following categories of stock are counted: (i) shares owned directly, (ii) shares owned indirectly (e.g., by a spouse, minor children or a trust), (iii) time-vesting restricted stock and/or time-vesting restricted stock units, and (iv) unexercised stock options that are vested and in-the-money. However, unearned performance equity awards, stock options that are not vested or not in-the-money, and shares subject to hedging, monetization or pledging transactions, if any, are not counted toward meeting the guideline.

If the number of shares that an officer should own is increased as a result of an increase in the amount of such officer’s base salary, the officer will have five years from the effective date of the increase to attain the increased level of ownership. If the number of shares that an officer should own as of an Annual Determination Date is increased as a result of a decrease in the Company’s stock price, the officer will have until the later of three years from such Annual Determination Date and the date by which such officer was otherwise required to comply with the ownership guidelines to attain the increased level of ownership. If an officer is not in compliance with this guideline at any Annual Determination Date, such officer (y) must retain fifty percent (50%) of his or her vested full value shares of the Company’s common stock acquired through the Company’s incentive plans or other equity compensation arrangements and (z) is prohibited from selling Company common stock acquired through the exercise of stock options until he or she has come into compliance.

All of the Company’s officers currently satisfy the stock ownership guidelines, consistent with the applicable time periods the officers have to achieve the required ownership levels.

Recovery and Recoupment Provisions

The 2015 Omnibus Plan provides that all awards granted under the 2015 Omnibus Plan will be subject to any clawback, recoupment or forfeiture provisions required by applicable law as in effect from time to time, or otherwise adopted by our Board of Directors (or a committee thereof). In November 2019, the Compensation

Committee adopted the Cadence Bancorporation Recoupment Policy, which is intended to comply with the “clawback” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Recoupment Policy is available on our website at www.cadencebancorporation.com.

Hedging and Pledging Prohibitions

The Company has an Insider Trading and Information Policy that, among other things, prohibits all of our employees (including officers) and directors from engaging in hedging or other speculative transactions relating to shares of the Company’s stock. Prohibited transactions include short sales, derivative securities (such as put and call options, or other similar instruments) and other hedging transactions (such as equity swaps, prepaid variable forwards, or similar instruments), or any transactions that have or are designed to have the effect of hedging or offsetting any decrease in the market value of the Company’s securities. In addition, Section 16 officers and directors are generally prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

Retirement Plans

Cadence Bank 401(k) Plan

Our named executive officers are each eligible to participate in our 401(k) plan, which is designed to provide retirement benefits to all eligible full-time and part-time employees. Our 401(k) plan provides employees with the opportunity to save for retirement on a tax-deferred basis, and permits employees to defer between 1% and 50% of eligible compensation, subject to statutory limits. Participants who are at least 50 years old are also entitled to make “catch-up” contributions, subject to certain limitations. Under the 401(k) plan, we are permitted to make both discretionary matching contributions and discretionary profit-sharing contributions. Any discretionary matching contributions vest immediately, while any discretionary profit-sharing contributions vest in equal installments over five years, subject to continued employment. Employees are fully vested in any contributions they make immediately. During 2020, we made a matching contribution to all participants in an amount up to $14,250.

Cadence Bancorporation Deferred Compensation Plan

The Cadence Bancorporation Deferred Compensation Plan, which we refer to as our “Deferred Compensation Plan,” is a nonqualified deferred compensation plan that permits certain officers and employees of the Company and its affiliates to defer income beyond the amounts permitted under the Company’s 401(k) plan. Under the Deferred Compensation Plan, a participant may elect to defer an amount not to exceed 25% of his or her basic compensation (i.e., base salary and any commissions) and up to 100% of his or her bonus, subject to certain limitations, until a fixed future date or his or her retirement. In our sole discretion, we may make additional contributions to participants’ accounts, which need not be uniform among participants. Any such contributions we make may be subject to vesting and forfeiture. No executives participated in the Deferred Compensation Plan nor did we make any discretionary contributions during fiscal 2020 under the Deferred Compensation Plan. We have also established a rabbi trust with respect to our Deferred Compensation Plan to which we contribute participants’ deferred amounts and any amounts contributed by us to the participants’ accounts. The Cadence Bancorporation Deferred Compensation Plan does not provide for above-market or preferential earnings.

Employment Agreements

As described below under “Employment Agreements with Named Executive Officers,” we have entered into employment or change of control agreements with our named executive officers. Our employment and change of control agreements are designed to encourage and reinforce the continued attention and dedication of our named executive officers to their assigned duties without undue concern regarding their job security.

Other Compensation and Benefits

Perquisites

The Company does not provide excessive perquisites to its executive officers, and those perquisites offered are business-related and granted to facilitate the efficiency and productivity of our executive officers.

Health and Welfare Plans

Our named executive officers are eligible to participate in our company-provided benefit plans and programs, including medical, life and disability plans, on the same basis as other full-time employees of the Company.

Employee Stock Purchase Plan

In 2018, we adopted (and our stockholders approved) the Cadence Bancorporation 2018 Employee Stock Purchase Plan (the “ESPP”), an employee stock purchase plan intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended. Our named executive officers are eligible to participate in the ESPP on the same basis as other full-time employees of the Company.

Effect of Compensation Policies and Practices on Risk Management and Risk-Taking Incentives

The Compensation Committee, with the assistance of senior management, annually reviews our compensation and incentive plans, policies and programs made available to our named executive officers and to all other employees of the Company to seek to ensure that they do not provide incentives to the Company’s employees to take risks that are reasonably likely to have a material adverse effect on the Company. In connection with this review, the Compensation Committee reviews the Company’s compensation strategy and risk mitigation components of the incentive plans and policies to ensure the appropriate balance of compensation opportunities and risk. Performance measurements and criteria used for determining the amount of awards earned under the various incentive plans are documented each year and reviewed by representatives of the Enterprise Risk, Audit, Executive Management and Human Resources departments. All payment requests are subject to validation by the Human Resources department prior to payment.

Based on this review, the Compensation Committee has concluded that our compensation policies and practices are consistent with those of similar bank holding companies and their banking subsidiaries and are intended to encourage and reward performance that is consistent with sound practice in the industry and do not encourage excessive risk taking. Our incentive plans provide employees with appropriate incentives that balance risk and reward, are compatible with effective controls and risk management, and are supported by strong corporate governance, including active and effective oversight by management and our Board of Directors.

Tax and Accounting Implications

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deductibility of compensation in excess of $1 million paid to certain of the Company’s officers whose compensation is required to be disclosed to our stockholders under the Exchange Act. Prior to the enactment of the 2017 Tax Cuts and Jobs Act, which was signed into law on December 22, 2017 (the “Tax Act”), an exception to the $1 million deduction limit existed for qualified performance-based compensation. The Tax Act repealed this exception for performance-based compensation (other than with respect to payments made pursuant to certain “grandfathered” arrangements) and, as a result, all compensation in excess of $1 million paid to specified executives will not be deductible for fiscal years beginning after December 31, 2017 unless it qualifies as “grandfathered.”

With the enactment of the Tax Act, the Compensation Committee will review and assess the impact of the new law on our compensation programs and design. While the Compensation Committee may consider the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, as noted above, and believes it is important to preserve flexibility in administering its compensation program in a manner designed to promote varying corporate goals. Accordingly, where it is deemed necessary and in the best interests of the Company to attract and retain executive talent, the Compensation Committee may approve compensation that is not deductible by the Company for tax purposes.

Accounting for Stock-Based Compensation

The Company accounts for stock-based payments in accordance with the requirements of the FASB Accounting Standards Codification Topic 718, Compensation – Stock Compensation.

Section 409A of the Code (“Section 409A”)

The Company designs, awards and implements its compensation arrangements to be exempt from or fully comply with Section 409A and accompanying regulations.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained in this Proxy Statement with our management. Based upon that review and those discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

William B. Harrison, Jr. (Chairman)
J. Richard Fredericks
Marc J. Shapiro
Kathy N. Waller

Summary Compensation Table

The following table shows the compensation earned by our named executive officers for the years ended December 31, 2020, 2019 and 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Comp ($) (4)	Total ($)
Paul B. Murphy, Jr.	2020	850,000	0	404,051	0	967,253	95,573	2,316,877
Chief Executive Officer	2019	850,000	0	2,725,951	1,677,625	1,002,593	199,717	6,455,886
	2018	730,000	2,000,000	912,500	0	1,380,748	70,324	5,093,572

Valerie C. Toalson	2020	450,000	0	171,125	0	490,837	47,598	1,159,561
Executive Vice President,	2019	450,000	0	1,045,861	600,941	441,833	53,921	2,592,556
Chief Financial Officer	2018	375,000	1,219,628	375,000	0	537,431	18,311	2,525,370

Samuel M. Tortorici	2020	550,000	0	209,153	0	531,578	157,772	1,448,504
President and Chief Operating Officer	2019	550,000	0	1,329,202	785,845	567,141	458,884	3,691,071
	2018	450,000	1,665,869	450,000	0	709,806	107,720	3,383,395

R. H. “Hank” Holmes, IV	2020	500,000	0	190,139	0	466,207	52,737	1,209,083
Executive Vice President, Business Services	2019	500,000	0	1,141,701	647,162	442,287	53,921	2,799,262
	2018	400,000	1,314,245	400,000	0	595,646	35,048	2,744,939

Edward H. Braddock (5)	2020	315,000	0	66,552	0	315,116	38,297	734,965
Executive Vice President, Chief Credit Officer

(1)

Amounts in this column reflect the specially designated bonus under the Executive Bonus Plan granted to our named executive officers in 2018. For Mr. Tortorici, the amount also reflects a one-time relocation bonus of $70,771 that was paid in connection with his relocation to Atlanta, Georgia following our merger with State Bank and $200 in incentive referrals. For Mr. Holmes, the amount also includes $800 in incentive referrals.

(2)

Amounts in this column represent the aggregate grant date fair values of awards granted during the fiscal years ended December 31, 2020, 2019 and 2018, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal years 2020, 2019 and 2018, see Note 20 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. For 2020, this column reflects the grant date fair value of time-based RSUs awarded to our named executive officers during that period. For 2019, this column reflects the grant date fair value of both time-based RSUs and performance-based RSUs and for 2018, this column reflects the grant date fair value of performance-based RSUs only. The grant date fair value of the performance-based RSUs granted in 2019 and 2018 is determined based on an assumed vesting at target level. The maximum value of the performance-based RSUs granted in 2019 and 2018 to each of the named executive officers is as follows: Mr. Murphy - $1,062,500 and $912,500; Ms. Toalson - $450,000 and $375,000; Mr. Tortorici - $500,000 and $450,000; and Mr. Holmes - $450,000 and $400,000. There can be no assurance that the grant date fair value will ever be realized.

(3)

For 2020, 2019 and 2018, amounts in this column reflect compensation earned pursuant to long-term cash performance awards granted under the Cadence Bank 2013 Long-Term Incentive Plan in 2017 and 2015 that were earned in 2020 and 2018, respectively. Additionally, for 2020, 2019 and 2018, the amounts include compensation earned pursuant to annual cash incentive awards granted in such years. The long-term and annual cash incentive awards are based on pre-established, performance-based targets and, therefore, are reportable as “Non-Equity Incentive Plan Compensation” rather than as “Bonus.” See “Compensation Discussion and Analysis—Our 2020 Executive Compensation Program—Annual Cash Incentive Payments (the “Bonus Plan”)” on page 40 of this Proxy Statement.

(4)	The amounts in this column for 2020 consisted of the following:

Name	Country Club		Auto Allowance	Split- Dollar Earnings	401(k) Match	Life Insurance	Dividend Equivalents	HSA Match	Total
Paul B. Murphy, Jr.	30,320		6,000	760	14,250	3,168	41,075	—	95,573
Valerie C. Toalson	8,574		6,000	—	14,250	2,064	16,111	600	47,598
Samuel M. Tortorici	119,740	(a)	—	470	14,250	2,064	20,248	1,000	157,772
R. H. “Hank” Holmes, IV	13,820		6,000	335	14,250	720	17,612	—	52,737
Edward H. Braddock	10,977		6,000	—	14,250	720	6,351	—	38,297

(a)	This amount includes a one-time initiation fee.

(5)	Compensation information is not provided for Mr. Braddock for 2018 or 2019 because Mr. Braddock was not a named executive officer for such years.

Grants of Plan-Based Awards in Fiscal 2020

The table below provides information regarding equity and non-equity incentive awards granted to our named executive officers in 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul B. Murphy, Jr.	N/A	265,625	1,062,500	1,593,750	—	—	—	—	—	—	—
	04/01/20	132,813	531,250	1,062,500	—	—	—	—	—	—	—
	04/01/20	—	—	—	—	—	—	68,022	—	—	404,051
Valerie C. Toalson	N/A	112,500	450,000	675,000	—	—	—	—	—	—	—
	04/01/20	56,250	225,000	450,000	—	—	—	—	—	—	—
	04/01/20	—	—	—	—	—	—	28,809	—	—	171,125
Samuel M. Tortorici	N/A	137,500	550,000	825,000	—	—	—	—	—	—	—
	04/01/20	68,750	275,000	550,000	—	—	—	—	—	—	—
	04/01/20	—	—	—	—	—	—	35,211	—	—	209,153
R. H. “Hank” Holmes, IV	N/A	125,000	500,000	750,000	—	—	—	—	—	—	—
	04/01/20	62,500	250,000	500,000	—	—	—	—	—	—	—
	04/01/20	—	—	—	—	—	—	32,010	—	—	190,139
Edward H. Braddock	N/A	78,750	315,000	472,500	—	—	—	—	—	—	—
	04/01/20	21,875	87,500	175,000	—	—	—	—	—	—	—
	04/01/20	—	—	—	—	—	—	11,204	—	—	66,552

(1)

Amounts shown under Estimated Future Payouts under Non-Equity Incentive Plan Awards with no grant date represent the threshold, target and maximum payment levels under the Bonus Plan for 2020. If the threshold level is not attained, no bonus is paid under the Bonus Plan. The actual amount earned in 2020 by each named executive officer that received an annual cash incentive award is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 50.

Amounts shown under Estimated Future Payouts under Non-Equity Incentive Plan Awards with a grant date of April 1, 2020 represent the threshold, target and maximum payment levels under the performance-based cash incentive award granted under the LTIP in 2020. The terms of these awards are described in “Compensation Discussion and Analysis—Our 2020 Executive Compensation Program—Long-Term Incentive Program—2020 LTIP Grants” on page 43 of this Proxy Statement.

(2)

Amounts in this column represent time-based RSUs granted to the named executive officers in 2020, as described in “Compensation Discussion and Analysis—Our 2020 Executive Compensation Program—Long-Term Incentive Program—2020 LTIP Grants” on page 43 of this Proxy Statement.

(3)

Represents the aggregate grant date fair values of time-based RSUs granted during the fiscal year ended December 31, 2020, computed in accordance with FASB ASC 718. For a discussion of valuation assumptions used in calculating the amounts for fiscal year 2020, see Note 20 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers, except Mr. Braddock who is instead a party to a change of control employment agreement. The following is a summary of the material terms of each such agreement.

Paul B. Murphy, Jr.

On February 1, 2015, we entered into an employment agreement with Mr. Murphy pursuant to which he serves as our Chief Executive Officer and Chairman and a member of our Board. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Mr. Murphy is entitled to an annual base salary of no less than $625,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of his base salary (which opportunity was subsequently increased to 125% of his base salary) and the maximum incentive opportunity being equal to 150% of his base salary. Mr. Murphy is also eligible to receive employee benefits, fringe benefits and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee. In addition, Mr. Murphy’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “Potential Payments upon a Termination of Employment or Change in Control” below.

Valerie C. Toalson

On February 1, 2015, we entered into an employment agreement with Ms. Toalson (which was amended and restated on March 14, 2017 and June 1, 2020) pursuant to which she serves as Chief Financial Officer of the Company and Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Ms. Toalson is entitled to an annual base salary of no less than $450,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of her base salary. Ms. Toalson is also eligible to receive employee benefits, fringe benefits and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee. In addition, Ms. Toalson’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “Potential Payments upon a Termination of Employment or Change in Control” below.

Samuel M. Tortorici

On February 1, 2015, we entered into an employment agreement with Mr. Tortorici (which was amended and restated on March 14, 2017 and June 1, 2020) pursuant to which he serves as our President and Chief Operating Officer and the Chief Executive Officer of Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Mr. Tortorici is entitled to an annual base salary of no less than $425,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of his base salary and the maximum incentive opportunity being equal to 150% of his base salary. Mr. Tortorici is also eligible to receive employee benefits, fringe benefits and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee. In addition, Mr. Tortorici’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “Potential Payments upon a Termination of Employment or Change in Control” below.

R. H. “Hank” Holmes, IV

On February 1, 2015, we entered into an employment agreement with Mr. Holmes (which was amended and restated on March 14, 2017 and June 1, 2020) pursuant to which he serves as our Executive Vice President,

Business Services and the President of Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Mr. Holmes is entitled to an annual base salary of no less than $350,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of his base salary. Mr. Holmes is also eligible to receive employee benefits, fringe benefits and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee. In addition, Mr. Holmes’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “Potential Payments upon a Termination of Employment or Change in Control” below.

Edward H. Braddock

On March 1, 2013, we entered into a change of control employment agreement with Mr. Braddock pursuant to which the Company agrees to continue to employ Mr. Braddock for two years following a “change of control” of the Company. During this two-year employment period, Mr. Braddock is entitled to a position, authority, duties and responsibilities at least equal to the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the change of control. He is also entitled to base salary at least equal to the highest rate earned or deferred during the one-year period immediately preceding the month in which the change of control occurs and an annual incentive payment with a target at least equal to his target bonus for the fiscal year in which the change of control occurs. Mr. Braddock is also entitled to receive employee benefits, fringe benefits and perquisites and to participate in equity or other long-term compensation programs at least as favorable as those in effect immediately preceding the change of control. In addition, Mr. Braddock’s change of control employment agreement provides for certain severance benefits in the event of a qualifying termination of employment following a change of control. See “Potential Payments upon a Termination of Employment or Change in Control” below.

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2020 (rounded to the nearest whole share or unit, as applicable). Except as otherwise indicated below, values are computed using a per share price of $16.42 (the closing price of our common stock on the NYSE on December 31, 2020).

		Option Awards (1)			Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul B. Murphy, Jr.	03/31/18				5,739	(2)	94,234
	01/14/19	215,912	431,824	20.23	20,135	(2)	330,617	60,404	(3)	991,834
	01/15/19				39,403	(4)	646,997
	02/04/19	25,583	51,166	22.11
	04/01/20				68,022	(5)	1,116,921
Valerie C. Toalson	03/31/18				2,360	(2)	38,743
	01/14/19	77,341	154,683	20.23	8,528	(2)	140,030	25,582	(3)	420,056
	01/15/19				14,115	(4)	231,768
	02/04/19	9,164	18,239	22.11
	04/01/20				28,809	(5)	473,044
Samuel M. Tortorici	03/31/18				2,831	(2)	46,478
	01/14/19	101,138	202,277	20.23	10,423	(2)	171,146	31,268	(3)	513,421
	01/15/19				18,458	(4)	303,080
	02/04/19	11,984	23,969	22.11
	04/01/20				35,211	(5)	578,165
R. H. “Hank” Holmes, IV	03/31/18				2,516	(2)	41,316
	01/14/19	83,291	166,582	20.23	9,476	(2)	155,596	28,426	(3)	466,755
	01/15/19				15,201	(4)	249,600
	02/04/19	9,868	19,737	22.11
	04/01/20				32,010	(5)	525,604
Edward H. Braddock	03/31/18				535	(2)	8,781
	01/15/19				6,836	(4)	112,247
	04/01/19				1,944	(5)	31,920	2,591	(3)	42,544
	04/01/20				11,204	(5)	183,970

(1)	Represents premium stock options granted. The exercise price represents a 15% premium to the market price at the date of grant. All stock options expire on the seventh anniversary of the grant date.
(2)	Represents time-based RSUs that vest ratably on the first three anniversaries of the grant date, subject to continued employment.
(3)

Represents performance-based RSUs that vest on the third anniversary of the grant date, subject to continued employment and the achievement of specified performance goals. For the performance-based RSUs granted on March 31, 2018, the amounts reflect target performance level based on projected achievement. For the performance-based RSUs granted on January 14, 2019, the amounts reflect maximum performance level based on projected achievement as of December 31, 2020. For the performance-based RSUs granted on April 1, 2019, the amounts reflect target performance level based on projected achievement.

(4)	Represents time-based RSUs that vest in five equal quarterly installments beginning on January 15, 2021.
(5)	Represents time-based RSUs that vest ratably on the first four anniversaries of the grant date, subject to continued employment.

Options Exercised and Stock Vested During Fiscal 2020

The following table provides information with respect to the vesting of equity-based awards in the form of Phantom A Units and time-based RSUs held by our named executive officers in 2020. No stock options vested or were exercised in 2020.

Name	Number of Phantom A Units Acquired on Vesting (#)	Value Realized on Vesting ($) (1)	Number of RSUs Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Paul B. Murphy, Jr.	12,500	76,625	51,632	613,897
Valerie C. Toalson	5,000	30,650	19,682	237,181
Samuel M. Tortorici	7,500	45,975	24,930	298,971
R. H. “Hank” Holmes, IV	6,250	38,313	21,300	257,539
Edward H. Braddock	2,125	13,026	7,052	71,311

(1)

The value realized upon the vesting of Phantom A Units and time-based RSUs is calculated based on the closing price of our common stock on the NYSE on the applicable vesting date, or, if the vesting date was not a trading day, the previous trading day, multiplied by the number of units.

Equity Compensation Plan

The Company has adopted the Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan, which we refer to as the “2015 Omnibus Plan.” The principal purposes of this plan are to focus directors, officers, and other employees and consultants on business performance that creates stockholder value, to encourage innovative approaches to the business of the Company, and to encourage ownership of our Class A common stock by directors, officers, and other employees and consultants.

The 2015 Omnibus Plan provides for a variety of awards, including “incentive stock options” (within the meaning of Section 422 of the Code), which we refer to as “ISOs,” nonqualified stock options, stock appreciation rights, which we refer to as “SARs,” restricted stock, restricted stock units, performance units, other stock-based awards, or any combination of those awards. The 2015 Omnibus Plan provides that awards may be made under the plan for ten years. We have reserved shares of Class A common stock for issuance under the 2015 Omnibus Plan, subject to adjustment in certain circumstances to prevent dilution or enlargement.

Pension Benefits During Fiscal 2020

None of our named executive officers participate in defined benefit pension plans.

Nonqualified Deferred Compensation During Fiscal 2020

None of our named executive officers participate in nonqualified deferred compensation plans.

Potential Payments upon a Termination of Employment or Change in Control

Below we have described the severance and other change in control benefits to which our named executive officers would be entitled upon a termination of employment and in connection with a change in control.

Termination of Employment without Cause or Resignation with Good Reason

Employment Agreements with Messrs. Murphy, Tortorici and Holmes and Ms. Toalson

The employment agreements with each of Messrs. Murphy, Tortorici and Holmes and Ms. Toalson provide for severance benefits if we terminate the executive without “cause” or the executive resigns with “good reason” (as each of those terms is defined in the applicable employment agreement), which circumstances we refer to as a “qualifying termination of employment.” Upon a qualifying termination of employment, the executive will be entitled to the following payments and benefits under his or her employment agreement:

•	a lump sum cash payment consisting of accrued but unpaid base salary and unused vacation, which we refer to as the “accrued obligations”;

•	a lump sum cash payment consisting of any earned but unpaid annual incentive payment with respect to a completed fiscal year, which we refer to as the “unpaid incentive payment”;

•

cash severance equal to the product of (a) the sum of (i) the executive’s annual base salary and (ii) the executive’s target incentive payment for the fiscal year in which the termination occurs, and (b) two, payable in 24 equal monthly installments;

•

certain life insurance and medical benefits for the executive and his or her dependents for 24 months (12 months, in the case of Ms. Toalson) following the date of termination of employment, which we refer to as the “health and welfare benefits”; and

•

to the extent not paid, any other amounts or benefits that the executive is required to be paid or eligible to receive under any other employee benefit plan of the Company or its affiliates, which we refer to as the “other employee benefits.”

For purposes of the employment agreements with Messrs. Murphy, Tortorici and Holmes and Ms. Toalson and the change of control agreement with Mr. Braddock, “cause” generally means: (a) intentional misconduct; (b) fraud, embezzlement, or intentional theft from Cadence (which, for purposes of the employment agreements, means the Company and Cadence Bank); (c) intentional wrongful damage to Cadence’s property; (d) intentional wrongful disclosure of material confidential information, trade secrets or confidential business processes of Cadence; (e) an act leading to a conviction of (i) a felony or (ii) a misdemeanor involving moral turpitude; (f) willful engagement in illegal conduct or gross misconduct, either of which is demonstrably and not insubstantially injurious to Cadence; or (g) continued refusal to follow lawful directions of the executive’s supervisor (other than any such refusal resulting from incapacity due to physical or mental illness) after a written demand to follow such directions is delivered to the executive by the Board of the Company or the Board of Directors of Cadence Bank, as applicable, that specifically identifies the manner in which our Board or the Board of Directors of Cadence Bank, as applicable, believes the executive has refused to follow such directions.

For purposes of the employment agreements with Messrs. Murphy, Tortorici and Holmes and Ms. Toalson and the change of control agreement with Mr. Braddock, “good reason” generally means the occurrence of any of the following without the written consent of the executive: (a) a material and adverse change in the executive’s position or a failure of Cadence to provide the executive with the authorities, responsibilities and reporting relationships consistent with the executive’s position; (b) a material failure of Cadence to provide any compensation and benefits when due pursuant to the terms of the agreement; (c) a purported termination of the executive by Cadence other than as provided under the terms and conditions of the agreement; (d) a relocation of Cadence’s offices at which the executive is principally employed to a location more than 50 miles from such location, subject to certain exceptions for business travel; (e) a failure of the Company to require a successor to assume the agreement; or (f) Cadence providing a notice of nonrenewal to the executive under the agreement.

Equity Plans

The outstanding equity awards granted in 2020, 2019 and 2018 were granted under the Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan. Upon the termination of the executive’s employment without cause or the executive’s resignation with good reason, unvested time-based and unearned performance-based RSUs are forfeited, and unvested and vested but unexercised options are forfeited.

Termination of Employment with Cause or Resignation without Good Reason

If we terminate the employment of a named executive officer with “cause,” or the executive resigns without “good reason,” the executive will only be entitled to the accrued obligations and other employee benefits (each as such term is defined above).

Termination Due to Death or Disability

Employment Agreements with Messrs. Murphy, Tortorici and Holmes and Ms. Toalson

Under their respective employment agreements, Messrs. Murphy, Tortorici and Holmes and Ms. Toalson will generally be entitled to the following upon a termination of employment due to death or disability:

•	the accrued obligations;

•	a prorated target incentive payment for the fiscal year in which the termination occurs;

•	in the case of disability, the health and welfare benefits for 12 months following the termination; and

•	the other employee benefits.

The payments and benefits to which each of Messrs. Murphy, Tortorici and Holmes and Ms. Toalson is entitled upon a termination of employment without cause, with good reason, or due to death or disability (except for the accrued obligations, the unpaid incentive payment and the other benefits) are subject to his or her execution, delivery and non-revocation of a release of claims by the executive or the representative of his or her estate in favor of the Company and its affiliates and compliance with the restrictive covenants set forth in the employment agreement.

Equity Plans

The outstanding equity awards granted in 2020, 2019 and 2018 were granted under the Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan. Upon the death or disability of the executive, unvested time-based RSUs will vest immediately or continue to vest, respectively, and unvested performance-based RSUs are forfeited. Upon the death or disability of the executive, unvested and vested but unexercised options are also forfeited.

Life Insurance Benefits for Messrs. Murphy, Tortorici and Holmes

The Company has entered into a split-dollar life insurance agreement, or bank-owned life insurance agreement, with each of Messrs. Murphy, Tortorici and Holmes. Under each agreement, the Company has purchased a life insurance policy on the life of each executive, and the executive’s designated beneficiary(ies) will receive a portion of the death benefit under the policy upon the executive’s death.

The death benefit during employment for Messrs. Murphy, Tortorici and Holmes is $500,000. A term life policy for the same death benefit of $500,000 will be maintained for 24 months following the date of termination of employment after a change of control. In the event of termination of employment due to disability, a life insurance policy for the same death benefit of $500,000 will be maintained for twelve (12) months following the date of termination of employment.

Change of Control

Employment Agreement with Mr. Murphy

Under his employment agreement, upon a “change in control” of the Company (as that term is defined in the employment agreement), Mr. Murphy is entitled to receive a lump sum cash payment in an amount equal to the product of (a) the sum of (i) the executive’s then annual base salary plus (ii) the executive’s target incentive payment for the fiscal year in which the change in control occurs, and (b) 3.0. This payment would be in lieu of any cash severance to which Mr. Murphy would otherwise by entitled upon his termination of employment without cause or resignation for good reason on or at any time following a change in control.

Employment Agreements with Messrs. Tortorici and Holmes and Ms. Toalson; Change of Control Employment Agreement with Mr. Braddock

Under their respective employment agreements, if Messrs. Tortorici, Holmes or Braddock or Ms. Toalson experience a qualifying termination of employment within 24 months following a change in control of the Company, the executive will be entitled to the following:

•	the accrued obligations;

•	the unpaid incentive payment;

•

for Messrs. Tortorici and Holmes and Ms. Toalson, a lump sum cash payment equal to the product of (a) the sum of (i) the executive’s annual base salary plus (ii) the executive’s target incentive payment for the fiscal year in which the termination occurs multiplied by (b) 3.0 (in the case of Mr. Tortorici), 2.5 (in the case of Mr. Holmes) or 2.0 (in the case of Ms. Toalson);

•

for Mr. Braddock, a lump sum cash payment equal to the sum of (a) a prorated target incentive payment for the fiscal year in which the termination occurs and (b) the sum of (i) the executive’s annual base salary plus (ii) the executive’s “average annual bonus” (as defined in the change of control employment agreement);

•	the health and welfare benefits; and

•	the other employee benefits.

The payments and benefits to which each of Messrs. Tortorici, Holmes and Braddock and Ms. Toalson are entitled on a qualifying termination of employment within 24 months following a change in control (except for the accrued obligations, the unpaid incentive payment and the other benefits) are subject to his or her execution, delivery and non-revocation of a release of claims in favor of the Company and its affiliates and compliance with the restrictive covenants set forth in the employment agreement.

Equity Plans

The outstanding equity awards granted in 2020, 2019 and 2018 were granted under the Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan. Upon a change in control, unvested time-based RSUs continue to vest in accordance with their terms and performance-based RSUs convert into time-based RSUs, which cliff vest at the end of the performance period at target level unless the Compensation Committee deems, at the time of the change in control, that actual performance warrants a higher payout. Also upon a change in control, unvested stock options become immediately vested and exercisable. If an executive is terminated within 24 months following a change in control, all unvested awards will immediately vest and all vested options may be exercised until the expiration of the original term of such options.

Deferred Compensation Plan

Upon a change in control, our named executive officers will also be entitled to a lump sum distribution of all balances credited to their respective accounts under the Deferred Compensation Plan, which provides that all amounts deferred under the plan will be distributed to participants upon the occurrence of a change in control, regardless of the payment election made by a participant to the contrary. None of our named executive officers have any unvested balances under the Deferred Compensation Plan.

Quantification of Payments

The following table reflects estimated payments to our named executive officers that may be made upon termination of employment or a change in control. The estimated payments in the table are calculated based on the assumption that the hypothetical termination of employment and the hypothetical change in control each occurred on December 31, 2020.

Name	Cash Severance ($) (1)	Accelerated Vesting of Unvested Time- Based RSUs ($) (2)	Accelerated Vesting of Unearned Performance- Based RSUs ($) (2)	Accelerated Vesting of Unvested Stock Options ($) (3)	Benefits ($) (4)	Total ($)
Qualifying Termination by the Company Without Cause or by the NEO with Good Reason
Paul B. Murphy, Jr.	3,825,000	—	—	—	195,602	4,020,602
Valerie C. Toalson	1,800,000	—	—	—	41,265	1,841,265
Samuel M. Tortorici	2,200,000	—	—	—	113,260	2,313,260
R. H. “Hank” Holmes, IV	2,000,001	—	—	—	98,005	2,098,006
Edward H. Braddock	—	—	—	—	—	—

Termination Due to Death or Disability
Paul B. Murphy, Jr.	1,062,500	2,188,770	—	—	97,801	3,349,071
Valerie C. Toalson	450,000	883,584	—	—	41,265	1,374,849
Samuel M. Tortorici	550,000	1,098,869	—	—	56,630	1,705,499
R. H. “Hank” Holmes, IV	500,000	972,116	—	—	49,002	1,521,118
Edward H. Braddock	—	336,918	—	—	—	336,918

Termination by the Company with Cause or by the NEO without Good Reason
Paul B. Murphy, Jr.	—	—	—	—	—	—
Valerie C. Toalson	—	—	—	—	—	—
Samuel M. Tortorici	—	—	—	—	—	—
R. H. “Hank” Holmes, IV	—	—	—	—	—	—
Edward H. Braddock	—	—	—	—	—	—

Qualifying Termination within 24 Months Following Change of Control (5)
Paul B. Murphy, Jr.	—	2,188,770	778,620	—	195,602	3,162,992
Valerie C. Toalson	1,800,000	883,584	326,207	—	41,265	3,051,056
Samuel M. Tortorici	3,300,000	1,098,869	396,125	—	113,260	4,908,254
R. H. “Hank” Holmes, IV	2,500,001	972,116	357,302	—	98,005	3,927,424
Edward H. Braddock	885,000	336,918	68,878	—	—	1,290,796

Change in Control (5)
Paul B. Murphy, Jr.	5,737,501	—	—	0	—	5,737,501
Valerie C. Toalson	—	—	—	0	—	—
Samuel M. Tortorici	—	—	—	0	—	—
R. H. “Hank” Holmes, IV	—	—	—	0	—	—
Edward H. Braddock	—	—	—	0	—	—

(1)

The calculation as presented assumes no accrued and unpaid base salary or bonus at the time of termination. Except for Mr. Braddock, the amounts shown reflect the NEOs’ base pay at December 31, 2020 and the actual cash bonuses earned by the NEOs for 2020. For Mr. Braddock, the amount shown reflects payments equal to (i) his target cash bonus for 2020 and (ii) the sum of his base salary and average annual bonus (as defined in his change of control employment agreement), to which he is entitled to upon a termination other than for cause or disability or for good reason following a change of control.
(2)

The calculation of the value of the accelerated vesting of unvested time-based RSUs and unearned performance-based RSUs is based on a per share price of $16.42 (the closing price of our common stock on the NYSE on December 31, 2020). The amounts shown for the performance-based RSUs are determined based on an assumed performance achievement level at target.

(3)

The calculation of the value of the accelerated vesting of unvested stock options is based on a per share price equal to the difference between the closing price of our common stock on the NYSE on December 31, 2020 and the exercise price of the stock options. As the exercise price of the unvested stock options exceeded the closing price on December 31, 2020, the amounts shown in this column are zero.

(4)

Benefits are based on COBRA health continuation coverage rates for the employee based on the type of coverage in effect on December 31, 2020 and life insurance monthly rates for continuation of present coverage and multiplied by the number of months over which the amount would be paid. In the event of termination due to death of Messrs. Murphy, Tortorici or Holmes, such NEO’s beneficiaries would also receive the $500,000 death benefit pursuant to the bank-owned life insurance agreements described above.

(5)

Upon the named executive officer’s termination of employment on account of a change in control under the terms of his or her employment agreement or change of control employment agreement, the amounts reported could be reduced if such reduced amount would provide a greater value to the named executive officer after taking into account excise taxes imposed under Section 4999 of the Internal Revenue Code and other taxes. For purposes of this table, only the maximum amounts are shown.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(u) of Regulation S-K, we are providing the following ratio of the median annual total compensation of our employees (excluding our Chief Executive Officer from this median calculation) and the annual total compensation of our Chief Executive Officer, Paul B. Murphy, Jr.

The pay ratio below is a reasonable estimate calculated in a manner consistent with SEC rules. The SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions. As a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies, including those within our peer groups and industry as those other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

•	The median of the annual total compensation of all employees of our Company (other than our Chief Executive Officer) was $69,081; and

•	The total annual compensation of our Chief Executive Officer was $2,316,877, as reported in the Summary Compensation Table on page 50 of this Proxy Statement.

Based on this information, for 2020 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was 33.5 to 1.

To identify the median of the annual total compensation of all our employees, we took the following steps:

1.	We identified our median employee based on our employee population as of December 31, 2020.

2.

To identify the “median employee” from our employee population, we compared the wages of our employees as reflected in our payroll records and reported on Form W-2 for 2020. We identified our median employee using this compensation measure, which was consistently applied to all of our employees included in the calculation.

3.	Since all of our employees are located in the United States, as is our Chief Executive Officer, we did not make any cost-of-living adjustments in identifying our “median employee.”

4.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2020 in accordance with the requirements of the pay ratio rules, resulting in annual total compensation of $69,081.

5.

With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this Proxy Statement, as required under the pay ratio rules.

Director Compensation

As part of their engagement, we asked Pearl Meyer to provide a comparison of our director compensation program adopted at the time of our IPO with the directors at institutions within our peer group. As a result, we adopted a directors’ compensation program in 2019 that provides compensation to our non-employee directors at approximately the 68th percentile of our peer group per director and below the 20th percentile for total board cost. This adjusted program was in effect during 2020, and the Compensation Committee and Pearl Meyer will review the program again in 2021.

Under this program, each of our non-employee directors receives an annual retainer of $125,000 and the Lead Director, Audit Committee Chair and Risk Management Committee Chair receive an additional annual retainer of $15,000, payable quarterly. Directors that are in compliance with the Company’s stock ownership guidelines applicable to non-employee directors, as described above under “Corporate Governance and Board Matters—Stock Ownership Requirements for Non-Employee Directors,” may elect to receive their annual retainer in any mix of cash and equity at their discretion. Other directors are required to direct half of their retainer to the purchase of Class A common stock through the Cadence Bancorporation Dividend Reinvestment and Direct Stock Purchase Plan.

The following table sets forth, for the fiscal year ended December 31, 2020, certain information regarding the compensation of each non-employee director of the Company.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)	Total ($)
Joseph W. Evans	140,000	(1)	0	140,000
J. Richard Fredericks	125,000	(2)	0	125,000
William B. Harrison, Jr.	140,000	(2)	0	140,000
Virginia A. Hepner	140,000	(3)	0	140,000
Precious W. Owodunni	125,000	(3)	0	125,000
Marc J. Shapiro	125,000	(1)	0	125,000
Scott M. Stuart (4)	44,150	(2)	0	44,150
Kathy N. Waller	125,000	(3)	0	125,000
Thomas J. Wiley, Jr.	125,000	(1)	0	125,000

(1)	As described above, each of Messrs. Evans, Shapiro and Wiley elected to receive their annual retainer in cash.
(2)	As described above, each of Messrs. Fredericks, Harrison and Stuart elected to receive their annual retainer in shares of the Company’s Class A common stock.
(3)	As described above, each of Mmes. Hepner, Owodunni and Waller elected to receive half of their annual retainer in cash and half in shares of the Company’s Class A common stock.
(4)	Mr. Stuart did not stand for re-election at the 2020 Annual Meeting of Stockholders.

PROPOSAL NO. 2—ADVISORY VOTE ON THE COMPENSATION OF OUR

NAMED EXECUTIVE OFFICERS

Section 14A of the Exchange Act requires that we provide stockholders with the opportunity to approve, in a non-binding advisory vote, the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC (commonly known as “say-on-pay” votes). The compensation of our named executive officers in fiscal 2020 is disclosed in this Proxy Statement, including in the section entitled “Compensation Discussion and Analysis,” the compensation tables and other executive compensation disclosures.

The Compensation Committee believes that compensation of our named executive officers in fiscal 2020 met the objectives of our program, which were to foster long-term business success using a pay-for-performance philosophy intended to encourage performance and growth, to attract and retain experienced executives in a competitive environment and to align our named executive officers’ interests with those of our stockholders.

Stockholders are being asked to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Although your vote is non-binding, the views expressed by stockholders are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Required Vote

Approval of this Proposal 2 requires the affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting, by virtual attendance or by proxy, and entitled to vote thereon. Abstentions and broker non-votes will be counted toward a quorum for this proposal, and abstentions will have the same effect as “Against” votes.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of each transaction since January 1, 2020, and each proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•

any of our directors (including nominees for election as director), executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Ordinary Banking Relationships

Certain of our officers and directors, as well as their immediate family members and affiliates, are customers of, or have had transactions with, Cadence Bank or the Company in the ordinary course of business. These transactions include deposits, loans, wealth-management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than a normal risk of collectability or present other features unfavorable to us. As of the date of this Proxy Statement, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers and directors as well as their immediate family members and affiliates.

Policies and Procedures Regarding Related Party Transactions

Transactions among Cadence Bancorporation, Cadence Bank and any of their other affiliates are subject to a formal written policy, as well as certain regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions between banks and their affiliates) and the Federal Reserve’s Regulation O (which governs certain extensions of credit by banks to the executive officers, directors and principal stockholders (and their related interests) of the bank and its affiliates). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Our general counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.cadencebancorporation.com, as an annex to our Corporate Governance Guidelines.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in such common stock. Based on a review of these reports filed by the Company’s officers, directors and stockholders, the Company believes that its officers, directors and stockholders complied with all filing requirements under Section 16(a) of the Exchange Act during fiscal year 2020, except a late Form 4 was filed on April 9, 2020 on behalf of each of Jerry W. Powell, Sheila E. Ray, Jack Randall Schultz, Thomas D. Clark and David F. Black. Each Form 4 described above was filed one day late due to an inadvertent administrative error.

PROPOSAL NO. 3—RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Ernst & Young LLP served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2020, and the Audit Committee has appointed Ernst & Young LLP as auditors for the Company for the fiscal year ending December 31, 2021. The Board and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company. The Company’s organizational documents do not require that stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board believes such ratification is a matter of good corporate practice. If stockholders do not ratify the appointment, the Audit Committee will reconsider its selection but may still retain Ernst & Young LLP. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to be available to respond to questions from stockholders.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021 requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, by virtual attendance or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

Audit Committee Report

The Audit Committee of the Board, which consists entirely of directors who meet the independence requirements of applicable SEC regulations and the NYSE listing standards for audit committee members, has furnished the following report:

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors and in accordance with the Audit Committee Charter.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements as of, and for, the year ended December 31, 2020 were prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the consolidated financial statements as of, and for, the year ended December 31, 2020 with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC. These matters include the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. Further, the Audit Committee has also discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting.

In performing all these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for the Company’s financial statements and reports, as well as the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to GAAP. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with GAAP, or that the audit of the Company’s financial statements has been carried out in accordance with GAAP or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

Audit Committee

Virginia A. Hepner (Chairperson)

J. Richard Fredericks

Precious W. Owodunni

Principal Accountant Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements at and for each of the last two fiscal years ended December 31, 2020 and 2019, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2020	2019
Audit Fees (1)	$1,824,250	$2,499,500
Audit Related Fees (2)	195,000	0
Tax Fees (3)	52,173	178,284
All Other Fees (4)	94,350	304,785

Total	$2,165,773	$2,982,569

(1)

Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly reports on Form 10-Q, statutory audits, SEC filings, registration statements and comfort letters related to offerings.

(2)	Audit-related fees include fees associated with service organization reports.
(3)	Tax fees include fees associated with tax compliance services, including the preparation, review and filing of tax returns, tax advice and tax planning.
(4)	All other fees include fees associated with advisory services related to regulatory compliance reporting and advisory services related to LIBOR transition planning.

The Audit Committee Charter requires the pre-approval of all services to be provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has sole authority, without action by the Board, for the review and approval of such services. The Audit Committee has delegated to its Chair the authority to pre-approve audit and permissible tax and non-audit services. Any such approval pursuant to this delegation must be presented to the Audit Committee at its next regular meeting for ratification. All such services were pre-approved by the Audit Committee in accordance with these procedures.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote each proxy, to the extent entitled, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”) must submit their proposals by certified mail, return receipt requested, and must be received by the Secretary at our principal offices in Houston, Texas on or before November 26, 2021, to be eligible for inclusion in our proxy statement and proxy card relating to that meeting. In the event that we hold our 2022 Annual Meeting more than 30 days before or after the one-year anniversary date of the Annual Meeting, then the deadline to submit stockholder proposals for inclusion in the proxy statement for the 2022 Annual Meeting will be a reasonable time before the Company begins to print and mail its proxy materials for the 2022 Annual Meeting. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with the Company’s By-laws, proposals of stockholders intended to be presented at the 2022 Annual Meeting must be received by the Company’s Secretary no later than February 5, 2022 nor earlier than January 6, 2022, provided that if the 2022 Annual Meeting is held more than 30 days before, or 60 days after, May 6, 2022, such notice must be given by the later of the close of business on the date 120 days prior to the meeting and not later than the close of business on the date 90 days prior to the meeting, or, if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the tenth day following the date the meeting date is first publicly announced or disclosed. With respect to nominations by stockholders of candidates for election to the Board, if the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, notice of any stockholder nominees to serve as directors for any newly created positions resulting from the increased size may be delivered to the Company’s Secretary no later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

Furthermore, in order for any stockholder to properly propose any business for consideration at the 2022 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the stockholder’s intention to make such proposal must be furnished to the Company in accordance with, and including such information required by, the Company’s By-laws. A copy of the Company’s By-laws is available on our website at www.cadencebancorporation.com.

HOUSEHOLDING OF PROXY MATERIALS

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, please notify your broker. You may also call the Broadridge Householding Department at (866) 540-7095 to decline or modify previous householding elections. You can also request prompt delivery of a copy of this Proxy Statement and 2020 Annual Review by sending a written request to Corporate Secretary, Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

DISTRIBUTION OF CERTAIN DOCUMENTS

This Proxy Statement and the Annual Review of the Company for the fiscal year ended December 31, 2020 (the “2020 Annual Review”) are available at www.cadencebancorporation.com.

The 2020 Annual Review, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, is being made available with this Proxy Statement to our stockholders. Stockholders are referred to the 2020 Annual Review for financial and other information about us. The 2020 Annual Review is not a part of this Proxy Statement.

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.cadencebancorporation.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this Proxy Statement, the 2020 Annual Review and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, without charge to any stockholder upon written or verbal request to Corporate Secretary, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

By order of the Board of Directors,

Jerry W. Powell Executive Vice President, General Counsel and Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK EASY

IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

CADENCE BANCORPORATION	Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 5, 2021.

INTERNET –
www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote during the Meeting –
If you plan to attend the virtual online annual meeting, you will need your 12 digit control number to vote electronically during the annual meeting. To attend the annual meeting, visit:
https://www.cstproxy.com/cadencebank/2021

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.	MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲
PROXY	Please mark your votes like this
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.		☒

1.	Election of the following directors as Class I Directors:
		FOR	WITHHOLD
	Paul B. Murphy, Jr.	☐	☐

	Precious W. Owodunni	☐	☐

	Marc J. Shapiro	☐	☐

	J. Thomas Wiley, Jr.	☐	☐

2.	Approval (on an advisory basis) of the compensation of the Company’s named executive officers.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2021.	FOR ☐	AGAINST ☐	ABSTAIN ☐

CONTROL NUMBER

Signature	Signature, if held jointly	Date , 2021.
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy

Materials for the Annual Meeting of Stockholders

The 2021 Proxy Statement, the 2020 Annual Review and

the 2020 Annual Report on Form 10-K are available at

https://www.cstproxy.com/cadencebank/2021

▲ FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CADENCE BANCORPORATION

The undersigned appoints Jerry W. Powell and Allison O. Skinner, and each of them, as proxies, each with the power to appoint his or her substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Cadence Bancorporation, held of record by the undersigned at the close of business on March 12, 2021 during the Annual Meeting of Stockholders of Cadence Bancorporation to be held on May 6, 2021, or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)